AGREEMENT AND PLAN OF MERGER

between and among

THE AVON WATER COMPANY
(a Connecticut corporation),

CONNECTICUT WATER SERVICE, INC.
(a Connecticut corporation), and

WC-A I, INC.
(a Connecticut corporation)

Dated as of October 11, 2016

TABLE OF CONTENTS
1.THE MERGER    2
1.1Surviving Corporation.    2
1.2Effects of the Merger.    2
1.3Further Assurances.    2
1.4Certificate of Incorporation; Bylaws; Directors and Officers.    3
1.5Title and Survey.    3
1.6Due Diligence.    4
1.7Inspection Period.    5
1.8Instruments of Title; Closing Documents.    5
1.9Tax Consequences.    6
1.10Closing Date.    6
2.TREATMENT OF SHARES    7
2.1Conversion of Shares.    7
2.2Exchange of Certificates.    9
3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY    12
3.1Regulated Utility and Corporate Status; No Subsidiaries; Affiliates; Capacity    12
3.2Title to Properties; Use of Water.    13
3.3Use of Assets.    14
3.4Certificate of Incorporation; Bylaws; Directors and Officers.    14
3.5Capitalization.    14
3.6Board Composition; Authorization and Approval of Agreement    15
3.7Absence of Defaults.    16
3.8Litigation, Orders, Etc.    17
3.9Contracts.    17
3.10No Brokers.    17
3.11Financial Statements; Annual Reports.    17
3.12Absence of Adverse Change.    18
3.13Compliance with Laws; Licenses.    18
3.14Environmental Matters.    19
3.15Insurance.    20
3.16Condition of System.    20
3.17Tax Matters.    21
3.18Employees.    24
3.19Related Party Transactions.    24
3.20Employee Benefit Plans    24
3.21Corporate Records.    29
3.22Bank Accounts and/or Credit.    29
3.23Investigation.    29

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4.REPRESENTATIONS AND WARRANTIES OF CWS AND NEWCO    30
4.1Organization and Good Standing    30
4.2Authority Relative to this Agreement.    30
4.3Absence of Defaults.    30
4.4No Brokers.    31
4.5CWS Common Stock.    31
4.6SEC Filings.    32
4.7Company Common Stock.    33
4.8Investigation.    33
4.9Litigation    33
5.CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND OTHER AGREEMENTS OF THE PARTIES    33
5.1Approvals and Consents.    33
5.2Conduct of the Company’s Business.    34
5.3Information and Access    37
5.4Lawsuits    37
5.5Compliance with Laws.    37
5.6Company Stockholder Meeting.    37
5.7Prospectus/Proxy Statement    38
5.8Further Assurances    40
5.9Employee and Benefits Matters.    40
5.10No Solicitation.    42
5.11Confidentiality; Public Disclosure    44
5.12Other Requested Information    45
5.13Current Information    45
5.14Notification of Certain Matters    45
5.15Resignations of Directors and Officers    45
5.16Listing of CWS Common Stock    45
5.17Payment of Expenses.    45
5.18No Inconsistent Action    46
5.19Tax Matters.    46
5.20Directors’ and Officers’ Indemnification    46
5.21Company Certificates    47
5.22Fisher Meadows Agreement    47
6.CONDITIONS OF CWS’ OBLIGATIONS    47
6.1Required Approvals.    47
6.2Intentionally Reserved.    47
6.3Consents    48
6.4Accuracy of Representations and Warranties; Performance by the Company.    48
6.5No Injunctions; Restraints or Litigation.    48

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6.6Delivery of Instruments of Title; Closing Documents    48
6.7Secretary’s Certificate.    49
6.8No Material Adverse Changes.    49
6.9Title Insurance Policy.    49
6.10Condition of Property.    49
6.11Resignations.    49
6.12Opinions of Counsel.    50
6.13Registration Statement; NASDAQ Listing    50
6.14Bank Loan    50
7.CONDITIONS OF THE COMPANY’S OBLIGATIONS    50
7.1Required Approvals.    50
7.2Accuracy of Representations and Warranties; Performance by CWS.    51
7.3No Injunctions; Restraints or Litigation.    51
7.4Secretary’s Certificates.    51
7.5Form of Documents.    51
7.6Registration Statement; NASDAQ Listing.    52
7.7No Material Adverse Change    52
8.TERMINATION; AMENDMENT AND WAIVER    52
8.1Termination by Mutual Consent.    52
8.2Termination by Either CWS or the Company.    52
8.3Termination by CWS.    53
8.4Termination by the Company.    54
8.5Notice of Termination; Effects of Termination.    54
8.6Company Termination Fee.    56
8.7CWS Termination Fee    57
8.8No Termination Fees Under Certain Circumstances    57
9.MISCELLANEOUS PROVISIONS    57
9.1Definitions.    57
9.2Amendment.    65
9.3Extension; Waiver.    65
9.4Entire Agreement.    65
9.5Interpretation; Construction.    65
9.6Governing Law.    66
9.7Assignments and Successors.    66
9.8Notices.    66
9.9Severability.    67
9.10No Survival of Representations and Warranties; No Recourse.    67
9.11No Additional Representations.    68
9.12No Third-Party Rights.    68
9.13Remedies.    68
9.14Enforcement    68

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9.15Exclusive Jurisdiction; Venue; Waiver of Jury Trials.    69
9.16Counterparts; Effectiveness.    69

DISCLOSURE SCHEDULES

1.5 – Permitted Debt, Title and Survey
1.6(a) – Due Diligence Items
1.8(d) – Form of Legal Opinion
2.2(b)(iii) – Exchange Agent Contact Persons
3.2(b) – Title to Properties; Use of Water
3.4(b) – Certificate of Incorporation; Bylaws; Directors and Officers
3.7 – Absence of Defaults
3.8 – Litigation, Orders
3.9 – Contracts
3.11 – Financial Statements; Annual Reports
3.13(b) – Compliance with Laws; Licenses
3.14 – Environmental Matters
3.15 – Insurance
3.17 – Tax Matters
3.18 – Employees
3.19 – Related Party Transactions
3.20 – Employee Benefit Plans
3.22 – Bank Accounts and/or Credit
5.2(b)(iv) – Conduct of the Company’s Business

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger is dated as of October 11, 2016 (the “Agreement”) by and among Connecticut Water Service, Inc., a Connecticut corporation (“CWS”), WC-A I, Inc., a Connecticut corporation and a wholly-owned subsidiary of CWS (“NewCo”), and The Avon Water Company, a specially-chartered Connecticut corporation (the “Company”). Each of CWS, NewCo and the Company are sometimes collectively referred to herein as the “Parties”. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 9.1 hereof.
RECITALS
WHEREAS, the Company is a public water utility engaged in the collection, treatment and distribution of potable water through systems located in the towns of Avon, Simsbury and Farmington, Connecticut (the “System”), and is subject to the jurisdiction of the Connecticut Public Utilities Regulatory Authority (“PURA”), the Connecticut Department of Energy and Environmental Protection (“DEEP”) and the Connecticut Department of Public Health (“DPH”);
WHEREAS, the Parties intend that NewCo merge with and into the Company, with the Company to continue as the Surviving Corporation (as defined herein), and that the stockholders of the Company will receive in exchange for each issued and outstanding share of Company Common Stock (as defined herein): (i) a fixed payment of cash; (ii) the issuance of shares of CWS Common Stock (as defined herein); and (iii) cash in lieu of fractional shares, all on the terms and subject to: (a) the conditions hereinafter set forth and (b) approval by the PURA and, because of CWS’ business conducted in the State of Maine, by the Maine Public Utilities Commission (the “MPUC”);
WHEREAS, the board of directors of CWS has approved and declared advisable the Merger (as defined herein) of NewCo with and into the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, CWS, as the sole stockholder of NewCo, and the board of directors of NewCo, have approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, CWS and NewCo;
WHEREAS, the board of directors of the Company has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements herein in connection with the Merger and also to prescribe the various conditions to the Merger herein; and

WHEREAS, the Parties desire that the transaction set forth herein qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding provisions of applicable state income tax law of Connecticut and that this Agreement be interpreted accordingly.
NOW, THEREFORE, in consideration of these premises and the mutual agreements, representations and warranties set forth in, and subject to the terms and conditions of, this Agreement, the Parties hereby agree as follows:
1.THE MERGER
1.1    Surviving Corporation.
Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the Connecticut Business Corporation Act (the “CBCA”), at the Effective Time (as defined in Section 1.10 hereof), NewCo shall be merged with and into the Company (the “Merger”), which, as the corporation surviving in the Merger (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Connecticut. Upon the effectiveness of the Merger, the separate existence of the NewCo shall cease and the Company shall become a direct, wholly-owned subsidiary of CWS.
1.2    Effects of the Merger.
The Merger shall have the effects set forth in this Agreement and in the CBCA. Upon and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, both of a public as well as a private nature, and be subject to all the restrictions, disabilities, obligations and duties of the Company and NewCo (collectively, the “Constituent Corporations”); and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all such property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as if they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.
1.3    Further Assurances.
If at any time during the two (2) year period after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger as described in this Agreement, the Constituent Corporations agree that the Surviving Corporation and its properly appointed officers and directors shall and will cooperate reasonably to, at the Surviving Corporation’s cost, execute and deliver all such property deeds, assignments and assurances in law, that such parties may rightfully execute and deliver, and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.
1.4    Certificate of Incorporation; Bylaws; Directors and Officers.
(a)    The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Effective Time as the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(b)    At the Effective Time, the Bylaws of the Company shall be amended and restated to conform to the Bylaws of NewCo, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Effective Time as the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(c)    At the Closing (as defined herein), the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of NewCo immediately prior to the Effective Time, and each such director and officer shall hold his or her office commencing as of the Effective Time until the earlier of his or her resignation or removal or until his or her respective successor is duly elected or appointed and qualified, as the case may be.
1.5    Title and Survey.
CWS shall have the period from the date hereof to and ending at 5:00 p.m. on the date that is sixty (60) days from the date of this Agreement (the “Inspection Period”) to determine whether the title to all of the real property owned by the Company constituting part of the Assets (as that term is defined in Section 3.2(b) hereof) (the “Property”) is marketable and/or insurable (subject to the exceptions set forth on Schedule 1.5) at regular rates. If CWS determines during the Inspection Period that such title is neither marketable nor insurable (subject to the exceptions set forth on Schedule 1.5) at regular rates, CWS shall give the Company a written notice delivered prior to the termination of the Inspection Period setting forth any objections (the “CWS Title Objections”) that CWS has to title or survey matters affecting the marketability or insurability, as the case may be (subject to the exceptions set forth on Schedule 1.5), of the Property. For purposes of this Agreement, the standards of title of the Connecticut State Bar Association, to the extent applicable, shall govern the determination of marketable and/or insurable title (subject to the exceptions set forth on Schedule 1.5) at regular rates. The Company shall have the option to cure the CWS Title Objections within thirty (30) days after the date of such notice. If the Company elects not to cure or is unable to cure the CWS Title Objections by said date, CWS shall have the option to be exercised within ten (10) days of said date (in its sole discretion) of either (a) accepting the title as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Title Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and the Company shall, subject to Sections 8.5 and 8.6 hereof, have no further obligations or liabilities hereunder, except that CWS’ obligations under Section 1.6 shall survive. If CWS does not give such a notice setting forth any CWS Title Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS’ rights pursuant to this Section 1.5 shall terminate from and after the termination of the Inspection Period. Except for liens securing the debt set forth on the Company Financial Statements provided pursuant to Section 3.11 hereof and liens securing any other debt issued in connection with the financing of ordinary course trade payables consistent with past practice, as set forth on Schedule 1.5 hereto (together, the “Permitted Debt”), any other mortgages and liens securing any of the Company’s obligations for borrowed money shall be extinguished by the Company on or prior to the Closing Date. Notwithstanding the provisions of this Section 1.5, CWS shall have the rights granted pursuant to the provisions of Section 1.7 with respect to any Title Objections regardless of whether or not any such Title Objections are set forth in CWS’ notice to the Company.
1.6    Due Diligence.
(a)    Within twenty-five (25) Business Days of the execution of this Agreement, the Company shall provide CWS with a copy of the due diligence materials listed on Schedule 1.6(a) attached hereto, or advise CWS which, if any, of such materials are not in existence or in possession of the Company.
(b)    During the Inspection Period, CWS, through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to the Company, to enter upon the Property during normal business hours, and shall have the right to make such reasonable investigations and conduct such reasonable tests as CWS deems necessary or advisable (the “Testing Rights”), subject to the following limitations: (i) CWS shall give the Company written or telephonic notice at least two (2) Business Day before conducting any inspections on the Property, and a representative of the Company shall have the right to be present when CWS or its agents or representatives conducts its or their investigations on the Property; (ii) neither CWS nor its Representatives shall materially interfere with the use, occupancy or enjoyment of the Property by the Company, (iii) CWS shall return the Property to its original state prior to any such investigations or testing, at its sole cost and shall indemnify, hold harmless and defend the Company against all damages and costs (including attorney’s fees) caused by CWS or its agents or representatives in connection with such investigations and testing; (iv) upon the Company’s request, CWS shall deliver to the Company within three (3) days of such request, a true and complete copy of the results of any such testing or inspection activities; and (v) CWS shall maintain, and shall require any of its authorized agents or representatives acting under this Section 1.3 to maintain insurance appropriate for any work performed on the Property. Notwithstanding the foregoing, CWS shall not conduct any invasive testing or soil, groundwater, soil gas, indoor air, building material, or other sampling or any Phase II environmental investigation or remediation in, on or under the Property without the Company’s prior written approval The obligations of CWS under Section 1.6(b)(iii) shall survive the termination of this Agreement.
1.7    Inspection Period.
CWS shall have the Inspection Period to exercise CWS’ Testing Rights and to otherwise conduct such due diligence, including without limitation such investigation of any matters disclosed or not disclosed herein or in any Schedule hereto as CWS, in its sole and absolute discretion, deems appropriate, so long as the ordinary course of operations of the Company are not disrupted and subject to this Agreement. At any time before the end of the Inspection Period, CWS may, in its discretion, give written notice thereof delivered prior to the termination of the Inspection Period to the Company setting forth any objections (the “CWS Objections”) that CWS has resulting from its investigation. The Company shall have the option to cure the CWS Objections within thirty (30) days after the date of such notice. If the Company elects not to cure or is unable to cure the CWS Objections by said date, CWS shall have the option to be exercised within ten (10) days of said date (in its sole discretion) of either (a) accepting the situation as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and the Company shall have no further obligations or liabilities other than those specified in Section 8.5 hereof). If CWS does not give such a notice setting forth any CWS Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS’ rights pursuant to Sections 1.6 and 1.7 shall terminate from and after the termination of the Inspection Period.
1.8    Instruments of Title; Closing Documents.
At least forty (40) calendar days prior to the Closing Date, the Company shall provide to CWS proper legal descriptions and surveys (to the extent such surveys presently exist) for the Property. On the Closing Date, the Company will deliver to CWS the following documents, fully and properly executed.
(a)    An officer’s certificate of the Company, as described in Section 6.4 hereof;

(b)    A Secretary’s certificate of the Company, as described in Section 6.7 hereof;
(c)    A Secretary’s certificate as to the vote of stockholders of the Company approving the Merger, as described in Section 6.1(a) hereof;
(d)    Opinion of legal counsel for the Company regarding certain corporate matters substantially in the form set forth in Schedule 1.8(d) hereto; and
(e)    Releases of mortgages and liens, if any, other than those securing the Permitted Debt.
1.9    Tax Consequences.
For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Company, CWS, and NewCo will each be a party to the plan of reorganization within the meaning of Section 368(b) of the Code and each hereby adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the U.S. Treasury Regulations. Each Party to this Agreement shall treat and report the Merger as a reorganization within the meaning of Section 368(a) of the Code and (any comparable state, local or non-U.S. Tax Law) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that both CWS and the Company mutually deem such a change to be desirable, provided however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined herein) to be issued hereunder, (ii) impede or delay consummation of the Merger, or (iii) adversely affect the federal income tax treatment of the recipients of the Merger Consideration to be issued in connection with the Merger.
1.10    Closing Date.
(a)    The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Murtha Cullina LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut, at 10:00 A.M. on the fifth (5th) Business Day after the last of the conditions to Closing set forth in Sections 6 and 7 of this Agreement have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date or at such other place as the Parties may mutually agree upon (the “Closing Date”).
(b)    Subject to the provisions of this Agreement, on the Closing Date, the Parties hereto shall (i) file the Certificate of Merger with the Secretary of State of the State of Connecticut and (ii) make any other filings or recordings as may be required under the CBCA. The Merger shall become effective at such time as such Certificate of Merger is duly filed with the Secretary of State of the State of Connecticut, or at such subsequent date or time, not to exceed thirty (30) days after the date of filing of the Certificate of Merger, as the Parties shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
2.    TREATMENT OF SHARES
2.1    Conversion of Shares.
At the Effective Time by virtue of the Merger and without any further action on the part of the holders thereof:
(a)    NewCo Shares. Each share of NewCo common stock (the “NewCo Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into and become one (1) validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.
(b)    Company Treasury Shares. The 1,601 shares of the common stock of the Company, without par value (the “Company Common Stock”), that immediately prior to the Effective Time are held in the treasury of the Company shall be cancelled and retired and shall cease to exist, and no cash or other consideration shall be paid or delivered in exchange therefor.
(c)    Conversion of Company Shares. Subject to the provisions of this Section 2.1, each share of Company Common Stock, other than Dissenting Shares (as defined in Section 2.1(e) hereof) and treasury shares canceled pursuant to Section 2.1(b) hereof, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the following:
(i)    a cash payment of $50.37 (the “Cash Consideration”); and
(ii)    the right to receive a number of validly issued, fully paid and nonassessable shares of Common Stock, without par value, of CWS (“CWS Common Stock”) equal to the Exchange Ratio (as defined in Section 2.1(d) hereof) (the “Stock Consideration”, and together with the Cash Consideration, the “Merger Consideration”);
provided that the proportionate amounts of the Cash Consideration and Stock Consideration payable in respect of each share of Company Common Stock shall be subject to adjustment under Section 2.1(f) below, if required, in order to ensure that the Merger Consideration satisfies Section 368(a)(2)(E)(ii) of the Code.

(d)    Exchange Ratio. The Exchange Ratio shall be determined as follows:
(i)    in the event that the CWS Share Price (as defined below) is equal to or greater than $45.00 but less than or equal to $52.00, then the Exchange Ratio shall be 4.38 (i.e., each share of Company Common Stock shall be converted into the right to receive 4.38 shares of CWS Common Stock).

(ii)    in the event that the CWS Share Price is less than $45.00, the Exchange Ratio shall be equal to (A) 197.10 divided by (B) the CWS Share Price, rounded to the nearest hundredth.
(iii)    in the event that the CWS Share Price is greater than $52.00, the Exchange Ratio shall be equal to (A) 227.76 divided by (B) the CWS Share Price, rounded to the nearest hundredth.
(iv)    For purposes of this Section 2.1(d), the “CWS Share Price” shall be equal to the average of the Closing Price (as hereinafter defined) of the shares of CWS Common Stock as reported by the Nasdaq Stock Market, LLC (“NASDAQ”) for the twenty (20) trading days immediately preceding the third trading day prior to the Effective Time. The closing price of CWS Common Stock for each day shall be the last reported sales price regular way on NASDAQ, or, if there is no transaction on any such day, the average of the bid and asked prices regular way on such day (each, a “Closing Price”).
(e)    Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to appraisal rights under applicable Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable Law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the CBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration (as defined in Section 2.1(c)). The Company shall give CWS prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.
(f)    Adjustments for Tax Purposes. The proportionate amounts of the Cash Consideration and Stock Consideration payable in respect of each share of Company Common Stock shall be subject to adjustment if required by the following sentence, such that each share of Company Common Stock (excluding Dissenting Shares) converted pursuant to Section 2.1(c) above shall be converted into not more than twenty percent (20%) cash and not less than eighty percent (80%) shares of CWS Common Stock. Notwithstanding anything in this Agreement to the contrary, if the tax opinion of CWS’ counsel referred to in Section 6.12(b) below cannot be rendered (as reasonably determined by CWS after consultation with such counsel) as a result of the Merger potentially failing to satisfy the requirements of Section 368(a)(2)(E)(ii) of the Code, then the amount of Cash Consideration payable with respect to each share of Company Common Stock pursuant to Section 2.1(c)(i) above (other than Dissenting Shares) shall be proportionately reduced (such share’s “Cash Reduction Amount”), and the number of shares of CWS Common

Stock constituting the Stock Consideration payable with respect to each such share of Company Common Stock pursuant to Section 2.1(c)(ii) above shall be increased by an amount equal to such share’s Cash Reduction Amount divided by the Average Closing Date Share Price, to the minimum extent necessary to enable such tax opinion to be rendered (such determinations to be made as of the Closing Date). For purposes of this Section 2.1(f), the term “Average Closing Date Share Price” shall mean the average of the high and low stock prices of CWS Common Stock as reported by Nasdaq on the Closing Date.
2.2    Exchange of Certificates.
(a)    Deposit with Exchange Agent; Exchange Fund. As soon as practicable after the Effective Time, but in no event later than five (5) Business Days after the Effective Time, the Surviving Corporation shall deposit with CWS’ transfer agent and registrar, as exchange agent (the “Exchange Agent”), pursuant to an agreement in form and substance reasonably acceptable to CWS and the Company the following: (i) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.1(c)(i) hereof (together with any cash payable in lieu of fractional shares of CWS Common Stock pursuant to Section 2.2(d) hereof, such amounts of cash together called the “Exchange Fund”); and (ii) certificates representing shares of CWS Common Stock required to deliver the Stock Consideration in accordance with Section 2.1(c) hereof, or make appropriate alternative arrangements if uncertificated shares of CWS Common Stock represented by a book entry (“Book Entry Shares”) will be delivered as the Stock Consideration. CWS shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement. The Exchange Agent shall hold the cash held in the Exchange Fund as directed by CWS in accordance with this Agreement, which shall be used only to fund the payments required by Section 2.1(c) and Section 2.2(d) hereof.
(b)    Exchange and Payment Procedures.
(iii)    As soon as practicable after the Effective Time, but in no event later than five (5) Business Days after the Effective Time, CWS shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates representing shares of issued and outstanding Company Common Stock (each, a “Certificate”) that have been converted pursuant to Section 2.1(c): (X) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificate to the Exchange Agent), and (Y) instructions for effecting the surrender of the Certificate and receiving the Merger Consideration to which such holder shall be entitled therefor.
(iv)    Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed letter of transmittal, corporate or entity authorization, lost stock documents and any other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive as soon as practicable (but in no event later than ten (10) Business Days after the date of the Exchange Agent’s receipt of all such documents it requires) in exchange therefor the

Merger Consideration as follows: (X) the issuance of either (1) a physical certificate representing the Stock Consideration (which physical certificate will require the payment of a fee to the Exchange Agent in an amount not to exceed twenty-five dollars ($25.00) by any requesting holder of Company Common Stock), or (2) a Direct Registration System (“DRS”) statement in the event that Book Entry Shares will be issued; and (Y) a check representing the aggregate amount of Cash Consideration which such holder has the right to receive pursuant to Section 2.1(c)(i) hereof, any cash in lieu of fractional CWS Shares to which such holder has the right to receive pursuant to Section 2.2(d) hereof, and any cash dividends or other cash distributions that such holder has the right to receive pursuant to Section 2.2(c) hereof, which amounts of Stock Consideration and Cash Consideration shall be subject to adjustment, if required under Section 2.1(f) hereof.
(v)    Each Certificate for Company Common Stock so surrendered shall be cancelled. If any Certificate shall have been lost, stolen, or destroyed, CWS or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate or book entry representing shares of CWS Common Stock, require the owner of such lost, stolen, or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CWS or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, CWS or the Surviving Corporation with respect to such Certificate. In the event the Merger Consideration is to be delivered to any Person who is not the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by Section 2.1(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Sections 2.1(c), 2.2(c) or 2.2(d) hereof. Within ten (10) calendar days after the Effective Time and then continuing during the one year period from and after the Effective Time on a monthly basis, and then after such one year period, promptly following the end of each calendar quarter, CWS shall cause the Exchange Agent to provide to the officer of the Company or CWS designated by the Company on Schedule 2.2(b)(iii) (the “Company Exchange Agent Contact”) a list of any unsurrendered Certificates.
(c)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of CWS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CWS Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate, but all dividends and other distributions declared or made after the Effective Time with respect to the CWS Common Stock shall accrue and be held in escrow by the Exchange Agent for the benefit of the holder of such unsurrendered Certificates, and shall be paid to the holder upon surrender of such Certificate. Subject to the effect of unclaimed property, escheat and other applicable Laws, following surrender of any such Certificate or affidavit described in Section 2.2(b)(iii), there shall be paid to the record holder of the certificates representing whole shares of CWS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares of CWS Common Stock to which such holder is entitled pursuant to Section 2.2(d) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CWS Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CWS Common Stock
(d)    No Fractional Securities. No certificates receipts or scrip representing fractional shares of CWS Common Stock will be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1(c) hereof. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to Section 2.1(c) hereof who would otherwise be entitled to receive a fraction of a share of CWS Common Stock (after aggregating all shares of Company Common Stock held as of immediately prior to the Effective Time by such holder) will receive, in lieu thereof, from the Exchange Agent an amount in cash (without interest) rounded up to the nearest whole cent equal to; (i) the fraction of a share of CWS Common Stock to which such holder would otherwise have been entitled to pursuant to Section 2.1(c) hereof; multiplied by (ii) the Average Closing Date Share Price. Not later than five (5) Business Days after the Effective Time, CWS shall provide a list (prepared by the Exchange Agent) to the Company identifying the affected holders of Company Common Stock. As soon as practicable after the determination of the amount of cash to be paid to each of the former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.
(e)    No Further Transfers. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law. Upon and after the Effective Time, no transfer of shares of Company Common Stock outstanding immediately prior to the Effective Time shall thereafter be made on the stock transfer books of the Company.
(f)    Termination of Exchange Agent. Any certificates representing CWS Shares or Book Entry Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within two (2) years after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to CWS, which shall thereafter act as the Exchange Agent hereunder, and upon such return CWS shall provide to the Company Exchange Agent Contact a list from the Exchange Agent that identifies those holders of unsurrendered Certificates. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of two (2) years after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to CWS for payment of such funds to which such holder may be due, subject to applicable Law.
(g)    Tax Withholding. Each of the Exchange Agent, CWS, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
(h)    No Liability. None of CWS, NewCo, the Company or the Exchange Agent shall be liable to any Person for such shares of CWS Common Stock or cash delivered to a Governmental Body pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any cash, any shares of CWS Common Stock, any cash in lieu of fractional shares in respect of such Certificate or any dividends or other distributions with respect to CWS Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body, any such cash, shares, dividends or other distributions in respect of such Certificate will, to the extent permitted by applicable Law, become the property of CWS, free and clear of all claims or interests of any Person previously entitled thereto.
3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules attached hereto, the Company hereby represents and warrants to CWS and NewCo as follows:

3.1    Regulated Utility and Corporate Status; No Subsidiaries; Affiliates; Capacity
(i)    The Company is regulated as a public utility in Connecticut and is legally authorized to sell and distribute water in the Towns of Avon, Simsbury and Farmington, Connecticut. It presently sells and distributes water in the Towns of Avon, Simsbury and Farmington, Connecticut. The Company is duly authorized by the State of Connecticut to provide water service as presently being conducted and such authorization is unlimited as to time and is not subject to any restrictions which have a Company Material Adverse Effect. Except as set forth on Schedule 3.1 hereto, since December 31, 2010, no Governmental Body has denied the request of the Company to include in rate base for recovery any asset then in utility service in the amount of $100,000 or more. The Company is not subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States, or by any foreign country.
(j)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all other requisite corporate power and authority and all necessary Licenses (except to the extent disclosed on Schedule 3.13(b)) to carry on its business as it is now being conducted. The Company’s rates, prices and charges are and have been those shown on schedules filed with and approved by the PURA.
(k)    The Company has no subsidiaries. The Company’s Affiliates (other than its officers and directors) are identified on Schedule 3.1(c) hereto.
(l)    The Company possesses full legal and other capacity to enter into and carry out the provisions of this Agreement, and is under no receivership, impediment or prohibition imposed by any court, regulatory commission, board, administrative body, arbitration board or tribunal or other federal, state or municipal government instrumentality (any such entity being referred to herein as a “Governmental Body”) that would render the Company unable to enter into and carry out the provisions of this Agreement, other than the required approval of PURA described in Section 5.1(a) hereof.
3.2    Title to Properties; Use of Water.
(d)    Subject to any Liens pursuant to the Permitted Debt, the Company has good title to (i) all Assets of the Company (other than the Property and any leased or licensed Assets) including, without limitation, the System, the wells, transmission and distribution mains, tanks and standpipes, pumps and pumping stations, hydrants, meters and personal property described in the Company’s Annual Report to the PURA for the year ended December 31, 2015, which Report the Company has previously provided to CWS, and those acquired subsequent to December 31, 2015, and all of the Company’s right, title and interest in and to the curb stops, service connections (to the extent curb stops and service connections are purported to be owned by the Company) and easements, rights of way and leases, and any and all franchise rights, including without limitation all franchise and related rights set forth in the Company’s Certificate of Incorporation, and (ii)

all documents, reports, maps and customer records pertaining to the System including, but not limited to, all engineering, laboratory and operating reports, customer service records including meter readings and fixture surveys, financial books and records, property maps, gate drawings, main laying specifications and tap and service cards, and the Company’s cash and bank deposits, except to the extent that the Company’s failure to have such title has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 9.1 hereof).
(e)    Subject to the exceptions set forth on Schedule 1.5, the Company has good, marketable and/or insurable (at regular rates) title in fee simple to all of the Property listed on Schedule 3.2(b) hereto. The property (real, personal and mixed, tangible and intangible), rights, privileges and assets now and hereafter owned or leased by the Company are referred to in this Agreement as the “Assets.” Other than the Assets owned or leased by the Company, no other assets are used in the conduct and operation of the Company’s water supply businesses and the distribution and delivery of water to each of the Company’s water customers. The Company has the right to use the water it is now using in the manner in which it is using such water. All water supply sources, pump stations and storage facilities for the System, and all mains and service connections, are located on real estate owned by the Company in fee simple, within the public rights-of-way, or within permanent easements of record in favor of the Company, except as may otherwise be set forth on Schedule 3.2(b) attached hereto.
3.3    Use of Assets.
To the Company’s Knowledge, the present use of the Property conforms in all material respects to all applicable zoning, building, building line and similar restrictions, is a permitted “non-conforming use” as defined in such zoning, building, building line or similar restrictions or the Company has obtained the necessary permits, variances or relief therefor, except for any nonconforming uses that would not be expected to have a Company Material Adverse Effect. The Assets are all located in the Towns of Avon, Simsbury and Farmington, Connecticut.
3.4    Certificate of Incorporation; Bylaws; Directors and Officers.
(c)    The Company has heretofore made or will, within the time period specified in Section 1.6 hereof, make available to CWS true, complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as amended through the date of this Agreement, and said Certificate and Bylaws are in full force and effect and include any and all amendments thereto.
(d)    The current members of the Board of Directors of the Company (the “Company Board”) and the officers of the Company are listed on Schedule 3.4(b) hereto.
3.5    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Company consists of 500,000 shares of Common Stock, without par value, of which 122,289 are presently issued and outstanding. All of the issued and outstanding shares of Company Common Stock: (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) were not issued in violation of any preemptive or other rights of any person to acquire the securities of the Company; and (iii) were issued in compliance with all applicable federal and state securities laws.
(b)    The Company is not a party to any proxy, power-of-attorney, voting agreement, voting trust or shareholder agreement with respect to any of the capital stock of the Company. As of the date of this Agreement, 1,601 shares of Company Common Stock are held by the Company in its treasury.
(c)    Except as set forth on Schedule 3.5 hereto, as of the Closing Date there will be, and as of the date hereof there are, no existing options, warrants, calls or other rights or other agreements committing the Company to resell, transfer, issue or sell any shares of capital stock of the Company, except as specifically contemplated in this Agreement. The Company does not own, and on the Closing Date will not own, any direct or indirect equity interests in any corporation, partnership, trust, or other business, including the ownership of any securities or other rights exchangeable for or convertible into such equity interests.
3.6    Board Composition; Authorization and Approval of Agreement
(f)    As of the date hereof, the Company Board is comprised of eleven (11) persons, each of whom has been duly elected by the stockholders of the Company at a meeting called for such purpose or by action of the stockholders of the Company by unanimous written consent, in either case, pursuant to the requirements of (i) the CBCA and (ii) the Company’s Certificate of Incorporation and the Company’s Bylaws, as applicable. Except as described on Schedule 3.6(a) hereto, the composition of the Company Board complies in all respects to the requirements of the Company’s Certificate of Incorporation and the Company’s Bylaws.
(g)    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

(h)    The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 33-815 of the CBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the CBCA, (iii) directed that the “plan of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders approve the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.
(i)    The affirmative vote of the holders of two-thirds (66.66%) of the shares of the Company Common Stock issued and outstanding as of the record date with respect to the Company Stockholder Meeting to be held pursuant to Section 5.6 hereof, voting as a single class (with each share of common stock having one vote per share), to approve this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Requisite Company Vote”). There are no bonds, debentures, notes, or other indebtedness or, except for the Company Common Stock, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
3.7    Absence of Defaults.
(a)    Except as specified on Schedule 3.7, the execution and delivery of this Agreement does not and, upon approval thereof by the Company’s stockholders, the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with or result in the material breach or termination of, or constitute a default under the terms of, any agreement or instrument to which the Company is a party or by which it or any of the Assets may be bound except where such default would not reasonably be expected to have a Company Material Adverse Effect; (iii) result in the creation of any material lien, charge or encumbrance upon any of the Assets pursuant to the terms of any such agreement or instrument; (iv) violate any Order, License, award, rule or regulation against, or binding upon, the Company or upon any of the Assets except where such violation would not reasonably be expected to have a Company Material Adverse Effect; or (v) constitute a violation by the Company of any Law or regulation of any jurisdiction as such Law or regulation relates to the Company, the System or any of the Assets, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and other third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 3.7, all of which consents, releases or waivers are set forth on Schedule 3.7, it being understood that it is the responsibility of CWS and NewCo to obtain PURA and MPUC approval of the transactions contemplated herein.
3.8    Litigation, Orders, Etc.
(c)    Except as set forth on Schedule 3.8(a) hereto, there are no actions, suits, proceedings or governmental investigations pending, or to the Company’s Knowledge, in prospect or threatened, against or relating to the Company or the transactions contemplated by this Agreement in or before any Governmental Body.
(d)    Except as set forth on Schedule 3.8(b) hereto, the System, and the Company in its capacity as owner or operator of the System, is not subject to or in violation of any judgment, Order, decree, injunction or award of any Governmental Body entered in any proceeding to which it was a party or of which it had Knowledge, including, without limitation, decisions, Orders, letter requests or proceedings of the PURA, DPH, DEEP, the IRS, the Connecticut Department of Revenue Services and the Towns of Avon, Simsbury and Farmington, Connecticut, where such Order or said violation would reasonably be expected to have a Company Material Adverse Effect. No proceedings are pending or, to the Knowledge of the Company, threatened against the rates now being charged by the Company.
3.9    Contracts.
Schedule 3.9 hereto contains a true and complete list of all written contracts, agreements and leases to which the Company is a party involving the payment of $25,000 or more by or to the Company in any one fiscal year or that are otherwise material to the business of the Company. Except as set forth on Schedule 3.9 hereto, each of such contracts, agreements, and leases is valid, binding upon the Company and in full force and effect and enforceable against it in accordance with its terms, and, to the Company’s Knowledge, any other party to any such contract, agreement or lease has not breached any material provision of, or is in default in any material respect under the terms of, any such contract, agreement or lease.
3.10    No Brokers.
All negotiations relative to this Agreement have been carried on by the Company directly with CWS, without the intervention of any Person as a result of any act of the Company in such manner as to give rise to any valid claim against any of the Parties hereto for a brokerage commission, finder’s fee or other like payment.
3.11    Financial Statements; Annual Reports.

(a)    The audited financial statements of the Company for each of the years ended December 31, 2014 and 2015 (the “Company Financial Statements”) heretofore furnished to CWS were prepared in accordance with the books and records of the Company and U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The Company Financial Statements are based on the books and records of the Company and present fairly in all material respects the financial position and the results of the operations of the Company at the dates and for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
(b)    The Company has no material liabilities or obligations of any nature that would have been required by GAAP to be reflected in or reserved against on the Company Financial Statements that are not reflected in or reserved against on the Company Financial Statements, except for: (i) liabilities or obligations set forth on the face of the Company Financial Statements, (ii) liabilities which have arisen after the balance sheet dates of the Company Financial Statements in the ordinary course of business which are not, individually or in the aggregate, material in amount, and (iii) liabilities identified on Schedule 3.11(b). No financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements.
(c)    Except as set forth on Schedule 3.11(c) hereto, the Company is not a guarantor, indemnitor, accommodation party or surety for any Person, entity, Liability or obligation. All annual reports filed with the PURA by the Company with respect to the Company and the System from and after December 31, 2010 are substantially correct and complete in all material respects and accurately represent in all material respects for the respective periods and dates covered by such reports the financial condition and operations of the Company.
3.12    Absence of Adverse Change.
Since December 31, 2014, to the Knowledge of the Company there has not been any Company Material Adverse Effect in the financial position, results of operations, Assets, liabilities or business of the Company, taken as a whole that are not reflected in the Company Financial Statements.
3.13    Compliance with Laws; Licenses.
(a)    To the Knowledge of the Company, the location, operation and use of all improvements attached to or placed, erected, constructed or developed as a portion of any of the Property (the “Improvements”) do not violate any applicable Law, Order or determination of any Governmental Body, or any restrictive covenant or deed restriction affecting the Property including, without limitation, any applicable health, environmental, rates, utility, water quality, safety, zoning ordinances and building codes, flood and disaster Laws, rules and regulations, which violations would reasonably be expected to have a Company Material Adverse Effect.

(b)    Schedule 3.13(b) hereto discloses a list of and copies of all governmental licenses, permits, certifications and approvals of any governmental authority possessed by or granted to Company (“Licenses”) and used or relied upon in the operation of the Company’s business or the System. The Company has all of the material Licenses which are required to carry on the Company’s business as such business is now conducted. Except as set forth on Schedule 3.13(b) hereto, no License used in, or necessary for the operation of the Company, the Assets or the System, will be terminated by the Company prior to its stated expiration date or not be renewed in accordance with past practices of the Company. Except as set forth on Schedule 3.13(b) hereto, no Governmental Body has given written notice to the Company that a License used in, or necessary for the operation of the Company, the Assets or the System, will be terminated prior to its stated expiration date or not be renewed. The Company is not in material violation of any term or condition of any License.
3.14    Environmental Matters.
(a)    Without in any way limiting the generality of Section 3.13(a) above, except as disclosed on Schedule 3.14(a) hereto, neither any of the Assets nor the Company are the subject of any pending or, to the Company’s Knowledge, threatened investigation or inquiry by any Governmental Body related to, or are subject to any remedial obligations under, any Applicable Environmental Laws.
(b)    Without in any way limiting the generality of Section 3.13(b) above, to the Knowledge of the Company, except as disclosed on Schedule 3.14(b) hereto, the Company, taken as a whole, is currently not in material violation of or alleged violation of any Order, license, rule and is in material compliance with Applicable Environmental Laws and is not required to obtain any permits, licenses or authorizations (other than the Licenses) to construct, occupy, operate or use any portion of the Property as it is now being used by reason of any Applicable Environmental Laws.
(c)    Except as disclosed on Schedule 3.14(c) hereto, to the Knowledge of the Company no prior use within the last twenty-five (25) years of any of the Property by the Company has occurred which violates any Applicable Environmental Laws in any material respect. To the Company’s Knowledge, and except as disclosed on Schedule 3.14(c), the Company has not, at any time “treated”, “disposed of”, “generated”, “stored” or “released” any “hazardous substances”, which, for purposes of this Section 3.14 are defined as each term is defined under the Applicable Environmental Laws, or arranged for such activities, in, on or under any of the Assets or any parcel of land, whether or not owned, occupied or leased by Company in material violation of any Applicable Environmental Law, except to the extent customary and in the ordinary course of a water supply company’s business.
(d)    There has been no litigation brought against the Company or, to the Company’s Knowledge, threatened against the Company nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any toxic or hazardous substance or solid wastes from the use or operation of any of the

Property, and, to the Company’s Knowledge, none of the Property is on any federal or state “Superfund” list, or subject to any liens recorded or imposed pursuant to any federal or state “Superfund” laws.
(e)    Except as disclosed on Schedule 3.14(e) hereto, to the Company’s Knowledge, (i) the Property is free from contamination (above any limits established by Applicable Environmental Laws, including, without limitation, the Connecticut Remediation Standard Regulations, RCSA §§ 22a-133k-1 through 22a-133x-3) of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and the Property does not contain any hazardous substances, except in each case to the extent that the presence of contamination or hazardous substances on such Property does not violate any Applicable Environmental Laws; (ii) within the last twenty-five (25) years, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of hazardous substances on, upon, into or from the Property, except in accordance with Applicable Environmental Laws; (iii) there have been no releases on, upon, from or into the Property, or, through soil or groundwater contamination, located on such Property except for hazardous substances whose presence on such Property does not violate any applicable Environmental Laws.
(f)    The Company will provide CWS with copies of all written environmental audits in the Company’s possession (if any) relating to the compliance of the Company and its business with Applicable Environmental Laws and all written investigation or remediation reports in the Company’s possession (if any) relating to the condition of the Property prepared at any time within the past five (5) years.
3.15    Insurance.
Schedule 3.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the Assets, the Property, and the business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of all such Insurance Policies have been, or will be within the time specified in Section 1.6 hereof, made available to CWS. The Insurance Policies are in full force and effect and, subject to renewals of such policies or replacements of such policies with substantially similar policies, shall remain in full force and effect through the Closing Date. Except for workers’ compensation insurance or as set forth on Schedule 3.15 hereto, no such insurance provides for a retroactive premium adjustment or other experienced-based liability on the part of the Company.
3.16    Condition of System.
The Company has provided to CWS a map of the Company’s System, which identifies all water mains used in the System, which description or map to the Knowledge of the Company is true, complete and correct in all material respects. To the Knowledge of the Company, except as set forth on Schedule 3.16 hereto, the System was designed and installed in compliance with customary waterworks engineering practice and the applicable rules and regulations of PURA and DEEP, except where the failure to comply would not be expected to cause a Company Material Adverse Effect. To the Company’s Knowledge, the System, taken as a whole, has been adequately maintained and is in operating condition, ordinary wear and tear excepted, is fit for its intended purpose and conforms to all restrictive covenants, applicable laws, regulations and ordinances relating to its construction, use and operation, except where such nonconformity would not be expected to cause a Company Material Adverse Effect.
3.17    Tax Matters.
(a)    The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Laws. All Tax Returns filed by (or that include on a consolidated basis) the Company (and, as to Tax Returns not filed as of the date hereof, but before the Closing Date only will be) have been in all respects complete and correct and filed on a timely basis. Since December 31, 2009, no claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has, within the time and in the manner prescribed by Law, paid all Taxes that are due and payable by it.
(b)    The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under the Code or Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable Laws) and has, within the times and in the manner prescribed by applicable Laws, withheld from employee wages and paid over to proper Governmental Bodies all amounts required to be so withheld and paid.
(c)    Except as set forth on Schedule 3.17(c) hereto, no Tax Return of the Company is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received since December 31, 2008 by the Company and, the Company has no Knowledge of any threatened audits, investigations, or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes. Except as set forth on Schedule 3.17(c) hereto, no issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Schedule 3.17(c) hereto lists, and the Company has delivered or will deliver to CWS copies of, all examiner’s or auditor’s reports, notices of proposed adjustments, or similar communications received by the Company from any Taxing Authority since December 31, 2009. The U.S. income tax returns of the Company have been examined by and settled with the IRS for all years, or all years are otherwise closed, through the taxable year ended December 31, 2011.

(d)    The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the Tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Company for federal income tax purposes. There exists no proposed assessment of Taxes against the Company except as disclosed on Schedule 3.17(d) hereto. No encumbrances for Taxes exist with respect to any assets or properties of the Company, except for statutory liens for Taxes not yet due.
(e)    Schedule 3.17(e) hereto lists any Tax-sharing agreement, Tax-allocation agreement, Tax-indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any Taxing Authority) to which the Company is a party or by which the Company is bound, and the Company has delivered to CWS copies of all such written agreements.
(f)    The Company has not requested any extension of time within which to file any Tax Return, which Tax Return is not yet required to be filed or has not since been filed. The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. Except as described on Schedule 3.17(f) hereto, no power of attorney currently in force has been granted by the Company concerning any Taxes or Tax Return. The Company has not received or been the subject of a Tax Ruling or a request for Tax Ruling and has not entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date. “Tax Ruling” means a written ruling of a Governmental Body relating to Taxes. “Closing Agreement” means a written and legally binding agreement with a Governmental Body relating to Taxes. The Company has not made, within the five preceding taxable years, a disclosure on a Tax Return pursuant to Section 6662(d)(2)(B)(ii) of the Code.
(g)    Schedule 3.17(g) hereto lists, and Company has provided to CWS complete and correct copies of, all memoranda and opinions of counsel (but excluding electronic mail), whether inside or outside counsel, and all memoranda (but excluding electronic mail) and opinions of accountants or other tax advisors, which have been received by the Company since December 31, 2008 with respect to Taxes.
(h)    The Company is not required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not proposed any such change in accounting method.
(i)    Other than as reflected on the Company’s 2015 federal income tax return which has been provided to CWS, Schedule 3.17(i) hereto lists (i) the amount of the Company’s federal and state net operating loss carryovers available to offset income and the dates on which they arose and (ii) the amount of the Company’s Tax credit carryovers available to offset future Tax liabilities, the nature of those Tax credits and the years in which they arose. The Company has not undergone an ownership change (within the meaning of Section 382(g)(1) of the Code).
(j)    No election under Section 338 of the Code has been made by or with respect to the Company or any of its assets or properties. The Company has not engaged in any transactions with Affiliates that would require the recognition of income by the Company with respect to such transaction for any period ending on or after the Closing Date.
(k)    Except as set forth on Schedule 3.17(k) hereto, no transfer Taxes or other similar Taxes will be imposed due to the Merger or any other transaction contemplated by this Agreement. The Company has not taken any action, nor to the Knowledge of the Company is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(l)    The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Company contract, Company Benefit Plan, program, arrangement, or understanding currently in effect. The Company is not a party to any contract that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.
(m)    The Company (i) has not been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person (other than the Company) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(n)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date. The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.
(o)    Schedule 3.17(o) hereto lists all Tax grants, abatements, or incentives granted or made available by any Governmental Body for the benefit of the Company, and, to the Knowledge of the Company, any conditions relating to the continued availability of such Tax grants, abatements, or incentives to the Company, or, to the Knowledge of the Company, events or circumstances which could impair the ability of CWS or the Company to utilize such Tax grants, abatements, or incentives following the Closing Date.

(p)    The Company has not participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar applicable Law.
3.18    Employees.
Schedule 3.18 hereto contains a true and complete list of all present full- and part-time employees of the Company and dates of employment of such employees and a list of all written or oral employment contracts (including severance arrangements or any other arrangements under which the employees will be entitled to receive payment, or accelerate any payment due from the Company, as a result of the transactions contemplated by this Agreement). Except as set forth on Schedule 3.18 hereto, the Company has no Liability to any director, officer, employee or to any Governmental Body or any other person for any damages, wages, bonus, salary, commission, deferred compensation, vacation pay, health or hospital insurance, claim for indemnification, worker’s compensation benefits or unemployment insurance premium with respect to any employee, except for the last pay period or any portion thereof. None of the employees of the Company is represented by any labor union or labor organization. During the past three (3) years, there has not been any existing or, to the Company’s Knowledge, threatened labor grievance or work stoppage by employees or any investigation or proceeding of any kind pending, or to the Company’s Knowledge, threatened by any employee, and, to the Company’s Knowledge, there exists no set of facts which would give rise to any of the foregoing. There are no unfair labor practices or discrimination or sexual harassment charges pending or, to the Company’s Knowledge, threatened with respect to the Company or any employee.
3.19    Related Party Transactions.
Except as set forth on Schedules 3.18 or 3.19 hereto, (a) no shareholder holding more than one (1%) percent of the Company Common Stock, officer, director, or Affiliate of the Company has any interest in excess of $5,000 in: (i) any contract with the Company, (ii) any loan or contract for or relating to any indebtedness with the Company (as a lender, guarantor or otherwise), or (iii) any property (real, personal or mixed), tangible or intangible, used by the Company, and (b) no officer, director or Affiliate of the Company is the direct or indirect owner, of record or as a beneficial owner, of an equity interest of one (1%) percent or more in any person that is a present competitor, supplier, or lessor of the Company (other than non-affiliated holdings in publicly held companies).
3.20    Employee Benefit Plans.
(a)    Except as required under this Agreement or required by applicable Law, or as disclosed on Schedule 3.20(a) hereto, since December 31, 2010, there has not been:
(i)    any adoption or material amendment by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, group or individual medical, dental, life insurance, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement, or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director, or independent contractor of the Company or any beneficiary thereof or sponsored, entered into, maintained, or contributed to, as the case may be, by the Company or with respect to which the Company or any ERISA Affiliate otherwise has any liabilities or obligations (collectively, “Company Benefit Plans”), or
(ii)    any adoption of, or amendment to, or change in employee participation or coverage under, any Company Benefit Plans which would materially increase the expense of maintaining such Company Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year that ended on December 31, 2010.
Without limiting the generality of the foregoing, the term “Company Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control, and fringe benefit plans, programs, or agreements whether formal or informal, written or oral. Except as set forth on Schedule 3.20(a) hereto, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated herein will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, or independent contractor of the Company or any ERISA Affiliate, or restrict or prohibit the Company from amending or terminating any Company Benefit Plan, and all Company Benefit Plans permit assumption by CWS upon consummation of the transaction contemplated herein without the consent of any participant.
(b)    Schedule 3.20(b) hereto includes a complete and correct list of all Company Benefit Plans.
(c)    With respect to each Company Benefit Plan, the Company has delivered or will deliver in accordance with Section 1.6 hereof to CWS a true, correct and complete copy of: (i) each writing (or a written description of all material terms of such Company Benefit Plan if not in writing) constituting a part of such Company Benefit Plan, including all plan documents (and amendments thereto), benefit schedules, trust agreements, insurance contracts, administrator or service agreements, and other funding arrangements; (ii) the three most recent annual reports (Form 5500 Series) and accompanying schedule(s), if any; (iii) the current summary plan description, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications), if any; (iv) the three most recent annual financial reports and related accountant’s opinions, if any; (v) the three most recent actuarial reports, if any; (vi) any correspondence with the IRS, DOL, HHS, CMS, or the PBGC regarding any Company Benefit Plan; (vii) any discrimination and top-heavy tests for each Company Benefit Plan performed under the Code for the three most recent Plan years; and (viii) the most recent determination letter from the IRS (and a copy of any pending application for a determination letter and any related correspondence from the IRS, if any) and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Benefit Plan, and pending requests relating to any of the foregoing; (ix) any filings under any amnesty, voluntary compliance or correction, self-correction or similar program sponsored by any governmental agency, if any; and (x) any written policies or procedures used in the administration of any Company Benefit Plan. Except as specifically provided in the foregoing documents delivered to CWS, there are no amendments to any Company Benefit Plan or any new Company Benefit Plans that have been adopted or approved, nor has the Company undertaken to make any such amendments or adopt or approve any new Company Benefit Plan. No communication, report, or disclosure with respect to any Company Benefit Plan has been made by the Company or any ERISA Affiliate which, at the time made, did not accurately reflect the material terms and operations of any Company Benefit Plan.
(d)    Schedule 3.20(d) identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Company Benefit Plans”). The IRS has issued a favorable and currently effective determination letter, or with respect to a prototype plan, an opinion letter (determined in accordance with currently applicable guidance issued by the IRS) with respect to each Qualified Company Benefit Plan that has not been revoked, and there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust. No Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)    All contributions required to be made to any Company Benefit Plan by applicable legal requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made (or will by Closing have been made) or paid in full or (in accordance with the Code and ERISA), to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.
(f)    All Company Benefit Plans have complied and currently comply, and have been administered, in form and operation, in all material respects in accordance with their terms and with all applicable legal requirements (whether as a matter of substantive law or as necessary to secure their intended tax treatment), including the Affordable Care Act, ERISA, and the Code and, in the case of a Company Benefit Plan that is an employee pension benefit plan, the requirements of sections 401(a) and 501(a) of the Code, and no event has occurred that will or could reasonably be anticipated to cause any such Company Benefit Plan to fail to comply with such requirements or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve the qualification of any such Company Benefit Plan, and no notice has been issued by the IRS, DOL, or any other governmental agency questioning or challenging such compliance. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any encumbrance on the assets of the Company under ERISA or the Code. No non-exempt prohibited transaction under section 4975 of the Code or section 406 of ERISA has occurred with respect to any Company Benefit Plan. No violation of Section 4976 of the Code has occurred with respect to any Company Benefit Plan. All Company Benefit Plans have complied and currently comply with all of the reporting and disclosure requirements imposed by applicable legal requirements, including ERISA and the Code. The Company has not attempted to maintain the grandfathered health plan status of any Company Benefit Plan under the Affordable Care Act.
(g)    Each Company Benefit Plan that constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Code Section 4980B(g)(2)), has been operated in compliance with applicable legal requirements, including the continuation coverage requirements of Section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of Code Sections 9801 and 9802 and Sections 701-707 of ERISA, to the extent such requirements are applicable.
(h)    Except as set forth on Schedule 3.20(h) hereto, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) all required minimum funding contributions have been made, and there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under the Company Benefit Plan (whether or not vested), on a termination basis; (iii) no such Company Benefit Plan is subject to any of the restrictions of Section 436 of the Code based upon the funded status of said Company Benefit Plan; (iv) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, and the consummation of the transaction contemplated herein will not result in the occurrence of any such reportable event; (v) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Benefit Plan; and (vi) all premiums to the PBGC have been timely paid in full. All liabilities in connection with the termination of any employee pension benefit plan or withdrawal from any employee pension benefit plan that was sponsored, maintained, or contributed to by the Company have been fully satisfied.
(i)    Except as set forth on Schedule 3.20(i) hereto, no Company Benefit Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”).

(j)    The Company has not or at any time within the previous three years contributed to, sponsored or maintained any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.
(k)    There does not now exist, nor do any circumstances exist that could result in, any controlled group liability under ERISA and the Code that would be a liability of the Company following the Closing. The Company has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA or become subject to any liability under Sections 4062(e), 4063 or 4064 of ERISA.
(l)    Except as set forth on Schedule 3.20(l) hereto, the Company has no liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or part 6 of title I of ERISA and at no expense to the Company. Except as disclosed on Schedule 3.20(l), any Company Benefit Plan which provides welfare benefits including, without limitation, medical benefits, to retirees may be amended or terminated at will and no restriction exists which would prohibit the amendment or termination of any such Company Benefit Plan.
(m)    There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, proceedings, investigations, or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries or service providers thereof with respect to their duties to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company to participants, the PBGC, the Department of the Treasury, the DOL, any Multiemployer Plan, or any other person, and there is no basis for any such claims, lawsuits, proceedings, investigations, or arbitrations.
(n)    Except as set forth on Schedule 3.20(n) hereto, the Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.
(o)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been drafted and operated in compliance with Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no tax or additional tax under Section 409A(a)(1) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.
(p)    The Company has not used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Company Benefit Plans by the IRS, the DOL, or the PBGC.
(q)    Each Company Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law, and without penalty or cost (other than routine administrative costs).
3.21    Corporate Records.
(a)    The stock registers delivered at the Closing, and the minutes of all directors’ and shareholders’ meetings for the past seven (7) years heretofore made available to CWS, constitute all of the transfer books and minute books of the Company and are true, complete and accurate records in all material respects of all material proceedings of the stockholders and directors of the Company, and the issuance and record ownership of all shares of capital stock of the Company. At the Closing, all of the stock registers and minute books shall be in the possession of the Company.
(b)    The accounting books and records of Company for the past seven (7) years are in all material respects true, correct and complete, and have been maintained in accordance with customary business practices. During such seven (7) year period, the Company has not engaged in any material transaction, maintained any bank account, or used any of its material funds in the conduct of the Company’s business except for transactions, bank accounts and funds that have been and are reflected in the books and records of the Company.
3.22    Bank Accounts and/or Credit.
Schedule 3.22 sets forth a true, correct and complete list of all financial institutions or vendors in which an account is maintained by, or loans, lines of credit or other credit commitments have been secured by or for, the Company, together with the names of all persons authorized to draw thereon. Except as disclosed on Schedule 3.22 hereto, the Company does not have any loan or other agreements for the borrowing of money and none of the loans or lines of credit impose any prepayment restrictions. Except as set forth on Schedule 3.22 hereto, there are no loans or other agreements of the Company which upon conversion of the Company Common Stock as contemplated by this Agreement will accelerate to maturity, increase the rate or charges or otherwise change their terms or provisions.
3.23    Investigation.
The representations and warranties of the Company expressly set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated by this Agreement, and any other representations and warranties of any kind or nature express or implied are explicitly disclaimed by the Company. In entering into this Agreement, the Company has relied upon its own investigation and analysis of CWS and NewCo, and the Company has not relied on any statement, representation, assurance or warranty other than the representations and warranties of CWS and NewCo expressly set forth in this Agreement.
4.    REPRESENTATIONS AND WARRANTIES OF CWS AND NEWCO
Each of CWS and NewCo hereby jointly and severally represents and warrants to the Company as follows:
4.1    Organization and Good Standing.
Each of CWS and NewCo is a corporation duly organized and validly existing under the laws of the State of Connecticut and each of CWS and NewCo is in good standing under the laws of the State of Connecticut and each state where it is qualified to do business. Each of CWS and NewCo has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it is now being conducted. NewCo was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Each of CWS and NewCo possesses full legal and other capacity to enter into and carry out the provisions of the Agreement. CWS’ operating company subsidiary, The Connecticut Water Company (“CWC”) is regulated as a public utility in Connecticut and is legally authorized to sell and distribute water in Connecticut. CWC is duly authorized by the State of Connecticut to carry on its public utility operations as presently being conducted and such authorization is unlimited as to time and is not subject to any restrictions which would have a CWS Material Adverse Effect.
4.2    Authority Relative to this Agreement.
Each of CWS and NewCo has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by each of CWS and NewCo has been duly and validly authorized by all requisite action on the part of CWS and NewCo. No approval or other action is required in order to authorize CWS or NewCo to consummate the transactions contemplated by this Agreement except for (a) SEC action to declare effective the Registration Statement contemplated by Section 5.7 hereof and (b) NASDAQ action to approve the listing of shares of CWS Common Stock contemplated by Section 5.16 hereof. Without limiting the foregoing, no approval of the holders of CWS Common Stock is required in connection with the execution of this Agreement or the performance by CWS of its obligations hereunder (including, without limitation, the payment of the Merger Consideration) under the organizational documents of CWS, the rules and regulations of the NASDAQ, or otherwise. This Agreement has been duly executed and delivered by each of CWS and NewCo and constitutes a valid and legally binding obligation of each of CWS and NewCo, enforceable in accordance with its terms.

4.3    Absence of Defaults.
The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of CWS or NewCo; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which either CWS or NewCo is a party or by which it or any of its assets may be bound; (c) violate any Order, License, permit, or award against, or binding upon, CWS or NewCo; or (d) constitute a violation by CWS or NewCo of any Law or regulation of any jurisdiction as such Law or regulation relates to CWS or NewCo. CWS or NewCo has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 4.3.
4.4    No Brokers.
All negotiations relative to this Agreement have been carried on by CWS and NewCo directly with Company without the intervention of any Person as a result of any act of CWS or NewCo in such manner as to give rise to any valid claim against any of the Parties hereto for a brokerage commission, finder’s fee or other like payment.
4.5    CWS Common Stock.
(j)    The shares of CWS Common Stock to be delivered to the Company’s stockholders pursuant to Section 2.2 will be: (i) duly authorized, validly issued, fully paid, nonassessable; (ii) free and clear of any preemptive rights, liens, encumbrances, security interests, rights and restrictions of any nature and the issuance of which will be duly registered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, in form and substance reasonably acceptable to the Company; (iii) listed for trading on the NASDAQ and (iv) duly registered or qualified pursuant to applicable state blue sky laws, if any.
(k)    The authorized capital stock of CWS consists of: (i) 25,000,000 shares of CWS Common Stock, no par value; (ii) 15,000 shares of Cumulative Series A Voting Preferred Stock, par value $20.00 per share; (iii) 50,000 shares of Cumulative Series $.90 Non-Voting Preferred Stock, par value $16.00 per share; (iv) 400,000 shares of Cumulative Preferred Stock, par value $25.00 per share; and (v) 1,000,000 shares of $1 Preference Stock, par value $1.00 per share (including 150,000 of such shares designated as “Series A Junior Participating Preference Stock”) (collectively, the “CWS Preferred Stock” and together with the CWS Common Stock, the “CWS Stock”). As of the date of this Agreement, there were (i) 11,013,896 shares of CWS Common Stock validly issued and outstanding, fully paid and non-assessable; (iii) 44,499 shares of CWS Preferred Stock validly issued and outstanding, fully paid and non-assessable; and (iv) no shares of CWS Stock held by CWS as treasury stock. Neither CWS nor any of its subsidiaries has or is bound by any rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of CWS, or any other security of CWS or a subsidiary of CWS or any securities representing the right to vote, purchase or otherwise receive any capital stock of CWS or a subsidiary of CWS or any other security of CWS or any subsidiary of CWS, except for shares of CWS Common Stock underlying employee stock options granted pursuant to benefit plans maintained by CWS and except as otherwise disclosed in the SEC Filings (as defined below).
4.6    SEC Filings.
(c)    CWS has filed or furnished, as applicable, with the SEC all reports, proxy statements, registration statements, forms and other documents required to be filed or furnished by it since December 31, 2014 (collectively, including any amendments, supplements, exhibits and schedules thereto and all documents incorporated by reference therein, and those documents the Company files or furnishes after the date hereof, the “SEC Filings”). As of their respective dates, none of the SEC Filings contained or, if not yet filed or furnished, none of the SEC filings will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. CWS has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the SEC Filings. As of the date hereof, there are no outstanding comments from or unresolved issued raised by the SEC with respect to any of the SEC Filings.
(d)    The financial statements of CWS and its consolidated subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules, the “CWS Financial Statements”) have been prepared from, and are in accordance with, the books and records of CWS and its subsidiaries. The CWS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of CWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). The books and records of CWS and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal or accounting requirements and reflect only actual transactions.
(e)    CWS and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CWS has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act. CWS’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and to the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting
4.7    Company Common Stock.
CWS is not the record or beneficial owner of any shares of Company Common Stock.
4.8    Investigation.
The representations and warranties of CWS and NewCo expressly set forth in this Agreement constitute the sole and exclusive representations and warranties of CWS and NewCo in connection with the transactions contemplated by this Agreement, and any other representations and warranties of any kind or nature express or implied are explicitly disclaimed by CWS and NewCo. In entering into this Agreement, CWS and NewCo have relied upon their own investigation and analysis of the business, property or operations of the Company, and CWS and NewCo have not relied on any statement, representation, assurance or warranty other than the representations and warranties of the Company expressly set forth in this Agreement.
4.9    Litigation.
Except as disclosed on Schedule 4.9 hereto, there is no suit, action, investigation or proceeding pending or, to CWS’s knowledge, threatened, against or affecting CWS or any of its subsidiaries: (a) that involves a Governmental Body, including any federal or state regulator with the statutory authority to regulate CWS, or (b) that, individually or in the aggregate, is (i) material to CWS and its subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its subsidiaries’ businesses, or (ii) reasonably likely to prevent or delay CWS from performing its obligations under, or consummating the transactions contemplated by this Agreement.
5.    CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND OTHER AGREEMENTS OF THE PARTIES
5.1    Approvals and Consents.
(a)    Approvals and Consents. The Company, CWS and NewCo will each use commercially reasonable efforts, at CWS’ expense (other than with regard to all professional expenses incurred by the Company related to this Agreement or the transactions contemplated hereby, which shall be the sole responsibility of the Company), to secure transfer of licenses, permits, and other applicable legal or governmental authorizations as such may be required, and the approval of the transactions contemplated by this Agreement by the PURA, the MPUC and all other parties whose consent is required by applicable Law or under the terms of any indenture, contract or agreement to which the Company, CWS or NewCo is a party and to comply promptly with and, when appropriate, to respond in cooperation with each other to, all requests or requirements which applicable Law or Governmental Bodies may impose on them with respect to the transactions which are the subject of this Agreement; provided however, that nothing in this Section 5.1 shall require CWS, NewCo or the Company to sell, hold, separate or otherwise dispose of or take any action or suffer an event to exist if such sale, holding, separation, disposition, action or event would reasonably be expected to have a material financial impact on CWS, NewCo or the Company, that is not reasonably acceptable to CWS, NewCo or the Company, as the case may be.
(b)    Applications. The Company, CWS and NewCo shall jointly file an application with PURA, and CWS and NewCo shall jointly file a petition with the MPUC, for approval of the transactions contemplated by this Agreement as soon as practical, but, in either case, in no event later than thirty (30) days following the termination of the Inspection Period in accordance with Section 1.7 hereof.
(c)    License, Permit and Easement Matters.
(i)    Prior to the Effective Time, the Company, shall use its commercially reasonable efforts to support the efforts of CWS at its expense to obtain or renew any federal, state or municipal land use or environmental Licenses or other permits necessary for the Company’s operation of the water facilities comprising the System.
(ii)    Following the execution and delivery of this Agreement, CWS shall review the easements related to the Company’s public water supply or sanitary wells (the “Well Easements”) and the Company’s other easements as part of its due diligence described in Section 1.6 hereof. If reasonably requested by CWS prior to the Effective Time, the Company at CWS’ expense shall use its commercially reasonable efforts to (X) obtain, acquire or modify any of the Well Easements or other easements (by filing amendments in the relevant land records) to reflect the ongoing rights of the Company described in this Section 5.1(c) or (Y) obtain, acquire or modify relevant easements granted to the Company, as necessary for the Company’s operation of the water facilities comprising the System, or as may otherwise be required by the DPH to maintain compliance with section 19-13-B51d of the Regulations of Connecticut State Agencies.
5.2    Conduct of the Company’s Business.

(e)    Until the Closing Date, the Company will conduct its business and affairs only in the ordinary course and so that the representations and warranties contained in Section 3 hereof will be true and correct in all material respects at and as of the Closing Date (except as to representations and warranties that refer to a specified earlier date), except for changes specifically permitted or contemplated by this Agreement, or as set forth on Schedule 5.2(a) hereto, so that the conditions to be satisfied by the Company on or prior to the Closing Date shall then have been satisfied. The Company will use commercially reasonable efforts to maintain and preserve its business and operations, and to preserve its relationships with persons or entities having business relations with the Company.
(f)    Without limiting the generality of the foregoing, pending the Closing Date, without the prior written consent of CWS, which consent (including by electronic mail) shall not be unreasonably withheld:
(i)    The Company will not amend its Certificate of Incorporation or Bylaws.
(ii)    The Company will not dispose of any of the Assets having a value of $5,000 or more, or dispose of Assets having in the aggregate a value of $30,000 or more, except for the sale of water in the ordinary course of business.
(iii)    Except for normal expenses incurred in the ordinary course of business and any professional expenses incurred by the Company in connection with this Agreement, the Company will not incur any additional liabilities in an aggregate amount of $25,000 or more, whether for borrowed money or otherwise, or encumber any of the Assets, except for: (X) borrowing in the ordinary course of business, not to exceed $500,000 at any one time outstanding, under the Company’s existing credit facilities or agreements; and (Y) the Company's obtaining and borrowing of up to one million dollars as a revolving loan under the Bank Loan (the loans under subsections (X), and (Y) together, the "Permitted Loans"), which are hereby approved.
(iv)    Except as set forth on Schedule 5.2(b)(iv) hereto, the Company will not by any means, make any acquisition of, or investment in, assets (other than in the ordinary course of business and consistent with past practice) or capital stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) of any other Person in any transaction or any series of transactions (whether or not related).
(v)    The Company will not take any action that would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby.
(vi)    The Company will not fail to maintain in force all existing liability insurance policies and fidelity bonds relating to the System or the Assets, or policies or bonds providing substantially the same coverage.

(vii)    The Company will not fail to advise CWS in writing of any material adverse effect or of any event, occurrence or circumstance within the Knowledge of the Company which is likely to cause a Company Material Adverse Effect on any of the Assets or liabilities (whether absolute, accrued, contingent or otherwise) or operations of the Company, taken as a whole.
(viii)    Except as caused by a Force Majeure Event, the Company will not fail to maintain the Assets in their current condition, reasonable wear and tear and damage caused by unavoidable casualty excepted.
(ix)    Except as otherwise permitted under this Agreement, the Company shall not enter into any new leases or contracts or material modifications or renewals of any existing leases or contracts that would impose any aggregate obligations on the Company or CWS or on any of the Assets in excess of $25,000.
(x)    Except as otherwise permitted under this Agreement, the Company shall not, in a manner unfavorable to the Company, (A) make any material alterations or additions to the Assets, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Assets, (B) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, or (C) cancel, amend or modify in any material respect any material easement, License, permit or other rights held by the Company.
(xi)    The Company shall not (A) take any of the actions described in Section 3.20(a); (B) amend any of the Company Benefit Plans listed on Schedule 3.20(b) hereto; (C) enter into or amend any employment, severance, retention, consulting or special pay arrangements with any Person; or (D) increase the compensation payable to any of its directors, officers or employees.
(xii)    The Company shall not (A) issue, sell or otherwise dispose of or agree to issue, sell or otherwise dispose of, any shares of its capital stock, or any other security convertible into or exchangeable for shares of its capital stock; (B) acquire or agree to acquire (through redemption, repurchase or otherwise) any of its shares of capital stock; or (C) authorize, grant or agree to grant any options, warrants or other rights to acquire any of its shares of capital stock, or any other security convertible into or exchangeable for shares of capital stock of the Company; or (D) reclassify, split up or otherwise change any of its capital stock.
(xiii)    The Company shall not declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, except for dividend payments actually paid by the Company on or before December 31, 2016, in an aggregate amount not to exceed Five Hundred and Fifty Thousand Dollars ($550,000) (the “2016 Dividend”).
(xiv)    The Company shall not (A) change (x) its methods of accounting, except as required by GAAP or (y) its fiscal year, (B) settle or compromise any Tax Liability or refund claim, or (C) make any Tax election inconsistent with prior practice or, if no comparable Tax election has previously been made, which would increase the current or future Tax Liability of the Company.
(xv)    The Company shall not (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company, or (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business and consistent with past practice.
(xvi)    Except as approved by PURA, the Company shall not make, propose or agree to any change in its rates, charges, standards of service or accounting from those in effect on the date of this Agreement.
(xvii)    The Company shall not authorize, or commit or agree to do anything prohibited by the foregoing.
5.3    Information and Access
The Company will give to CWS, NewCo and their respective Representatives reasonable access at such times and locations as are mutually agreed upon by the Parties to all the Assets, and to the books, contracts, documents, records, and files of the Company, and will furnish to CWS or NewCo copies of documents, records and financial information with respect to the Company’s business as CWS or NewCo may reasonably request. Said access shall specifically include access to (i) all personnel records of the Company (to the extent permitted by applicable law); (ii) all contracts and agreements referred to in Section 3.9 hereof; (iii) all files and records described in Section 3.2; and (iv) the System. Notwithstanding the foregoing, any such access shall be conducted under the supervision of the Company’s personnel and in accordance with the Company’s standard operating procedures and in such a manner as to not disrupt the normal operations of the Company; and provided that no such access shall be permitted to the extent that it would require the Company to disclose information subject to the attorney-client privilege or conflict with any obligations to which the Company is bound.
5.4    Lawsuits
The Company shall notify CWS promptly if it becomes aware of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company (a) involving the transaction contemplated by this Agreement or (b) which would reasonably be expected to have a Company Material Adverse Effect.
5.5    Compliance with Laws.
From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to remain in compliance with all foreign, federal, state, local and other

Laws, statutes, ordinances, rules, regulations, Orders, judgments, and decrees applicable to the Company and any of its operations or Assets.
5.6    Company Stockholder Meeting.
(e)    Subject to the terms set forth in this Agreement, the Company shall use its reasonable best efforts to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement (but in any event, not later than 45 days after the date the Registration Statement is declared effective by the SEC), and, in connection therewith, CWS and the Company shall mail the Proxy Statement/Prospectus to the holders of Company Common Stock in advance of such meeting in the manner prescribed by applicable Law. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.10(b) hereof, the Proxy Statement/Prospectus shall include the Company Board Recommendation.
(f)    Subject to Section 5.10 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the Requisite Company Vote required by applicable Law. The Company shall keep CWS updated with respect to proxy solicitation results as requested by CWS. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of CWS (other than (A) in order to obtain a quorum of its stockholders or (B) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before such meeting is held.
5.7    Prospectus/Proxy Statement
(a)    In connection with the registration statement (the “Registration Statement”) covering the shares of CWS Common Stock to be received by the Company’s stockholders in the Merger to be filed with the Securities and Exchange Commission (“SEC”) at CWS’ cost under the Securities Act of 1933, as amended (the “Securities Act”) and the Company’s proxy statement and CWS’ prospectus contained in the Registration Statement (together, the “Proxy Statement/Prospectus”) to be sent to the Company’s Stockholders at CWS’ cost for purposes of the Company Stockholder Meeting, the Company shall furnish CWS all information relating to the Company as is necessary to enable CWS to comply in all material respects with the requirements of federal and applicable state Laws. The information provided by the Company contained in the Registration Statement and Prospectus/Proxy Statement will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty in respect of any information contained in such Prospectus/Proxy Statement furnished by CWS. The Company will cooperate with CWS and will provide CWS with its stockholder lists, including addresses of record, to enable CWS to send the Prospectus/Proxy Statement to the Company’s stockholders. The Company will cooperate with CWS to allow CWS to send to the Company’s stockholders amendments or supplements to the Prospectus/Proxy Statement as may be necessary, in the light of developments occurring subsequent to the mailing of such Prospectus/Proxy Statement, to ensure that the Registration Statement and Prospectus/Proxy Statement, as so amended or supplemented, will not, on the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    CWS will expeditiously prepare and file the Registration Statement with the SEC promptly after the date of this Agreement (which initial filing shall be made within seventy-five (75) days after the date of this Agreement unless otherwise mutually agreed by the Parties), and will take all actions required under any applicable federal or state securities Law in connection with the issuance of CWS Common Stock to the Company’s stockholders pursuant to the Merger. Each of CWS and the Company shall use reasonable best efforts to cause the Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement or Proxy Statement/Prospectus, as the case may be. The Proxy Statement/Prospectus and the Registration Statement shall be subject to the approval of the Company prior to its filing with the SEC (such approval not to be unreasonably withheld or delayed). The information provided by CWS contained in the Registration Statement or the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that CWS makes no representation or warranty in respect of any information contained in the Registration Statement or the Proxy Statement/Prospectus furnished solely by the Company expressly for use therein. CWS also makes no representations or warranties regarding the accuracy or completeness of the Company’s stockholder list which the Company will provide. CWS shall give the Company, its Representatives and counsel a reasonable opportunity to participate in the drafting of the Registration Statement and the Proxy Statement/Prospectus and any amendments or supplements thereto and to review the Registration Statement and the Proxy Statement/Prospectus prior to it being filed with the SEC, and will incorporate all appropriate comments thereto. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by CWS without the approval of the Company (such approval not to be unreasonably withheld or delayed). CWS will advise the Company, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CWS Common Stock issuable in connection with the Merger pursuant to this Section 5.7(b) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. CWS shall consult with the Company prior to responding to any such comments or requests for additional information, and shall provide the Company with copies of all correspondence between CWS and its Representatives on the one hand and the SEC and its staff of the other hand. CWS shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, and the Company shall thereafter promptly deliver the Statement/Prospectus to the holders of Company Common Stock as of the record date set for the Company Stockholders Meeting. CWS shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Stock as may be reasonably requested in connection with any such action.
5.8    Further Assurances
Upon the terms and subject to the conditions herein provided, each of the Parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the Parties hereto, and (b) the execution and delivery of such instruments, and the taking of such other actions as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.
5.9    Employee and Benefits Matters.
(d)    From and after the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s voluntary termination of employment with the Surviving Corporation), CWS shall cause the Surviving Corporation to continue the employment of the Company’s then-current full time employees (five (5) operations employees and three (3) administrative employees). The Surviving Corporation shall provide the employees of the Company who remain employed by the Surviving Corporation immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary and employee benefits that are, in the aggregate, no less favorable than the base salary and employee benefits provided by the Company to such Company Continuing Employees immediately prior to the Effective Time. The operations employees shall continue to be employed in operations positions during such twelve (12) month period. The administrative employees shall continue in their current administrative positions, or other administrative positions at the Company or CWS, at the sole discretion of CWS. CWS and the Surviving Corporation shall be entitled to relocate the operations and administrative employees to work out of another CWS location within the State of Connecticut. The Surviving Corporation shall retain the right to terminate the employment of any individual employee of the Company whose performance warrants termination. The Surviving Corporation shall not be required to employ any of the Company’s part time employees after the Effective Time, but may offer employment to such part time employees on terms and conditions as determined by CWS in its sole discretion.
(e)    Company Continuing Employees shall be eligible to participate in the Savings Plan of The Connecticut Water Company in accordance with the terms of such plan. CWC shall credit service with the Company for eligibility and vesting purposes under such plan.
(f)    The Company shall take appropriate steps to amend the Avon Water Company Money Purchase Pension Plan to close the plan to new participants and discontinue any future accruals. Such amendment shall become effective as soon as administratively practicable following the Effective Time and prior to the accrual of any 2017 contributions, taking into account the timing of any participant notices required under Section 204(h) of ERISA and any other applicable legal requirements.
(g)    Company Continuing Employees shall be eligible to participate in such CWS health and welfare plans as may be offered to similarly-situated employees, in accordance with the terms of such plans. The Company shall take appropriate steps to terminate its existing health and welfare programs, such termination to be effective no later than the Effective Time or the effective date of coverage under the corresponding CWS plan, if later, taking into account the timing of any participant notices required under ERISA and any other applicable legal requirements.
(h)    With respect to matters described in this Section 5.9, the Company will not send any written notices or other written communication materials to Company employees without the prior written consent (including electronic mail) of CWS and prior to the Effective Time, CWS and NewCo shall not send any written notices or other communications to the employees of the Company without the prior written consent (including electronic mail) of the Company.
(i)    Attached hereto as Schedule 5.9(f) is the form of employment agreement for Robert Wesneski, the President of the Company, setting forth the terms and conditions by which Mr. Wesneski, following the Effective Time, shall serve as an employee and officer (but not as a director) of the Company following the Effective Time.
(j)    This Section 5.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, except that the Company Continuing Employees shall be express third-party beneficiaries of this Section 5.9, entitled to enforce the provisions hereof in accordance with its term, and nothing in this Section 5.9, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Except as provided in Sections 5.9(c) and 5.9(d) above, nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, CWS or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The Parties hereto acknowledge and agree that, except as otherwise provided in Sections 5.9(a) and 5.9(f) above, the terms set forth in this Section 5.9 shall not create any right in any employee of the Company or any other Person to any continued employment with the Surviving Corporation or CWS or compensation or benefits of any nature or kind whatsoever.
5.10    No Solicitation.
(a)    The Company shall not, and shall not authorize or permit its directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.10(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, Assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or (B) approve any transaction under, or any third party becoming an “interested shareholder” under, Section 33-843 of the CBCA, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.10(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to CWS or NewCo, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.
(b)    Notwithstanding Section 5.10(a) hereof, prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any

Representative, may, subject to Section 5.10(c) hereof (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party nonpublic information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to CWS), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.
(c)    The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.10(b) unless the Company shall have delivered to CWS a prior written notice advising CWS that it intends to take such action. The Company shall notify CWS promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, Assets, books or records of the Company by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep CWS fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide CWS with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide CWS with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to CWS, copies of such information.
(d)    Except as specifically permitted by this Section 5.10(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies CWS, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with CWS in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if CWS, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies CWS of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by CWS during the Notice Period in the terms and conditions of this Agreement.
5.11    Confidentiality; Public Disclosure
(c)    CWS, NewCo and the Company agree that they will, and will cause their respective Representatives to, hold in strict confidence, and not to use, any documents, data and information obtained from each other (other than information which is a matter of general public knowledge or which has heretofore been or is hereafter published for public distribution or filed by the applicable party as public information with any Governmental Body other than as a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose or use such data and information unless required by legal process or applicable governmental regulations. If this Agreement is terminated for any reason, CWS, NewCo and the Company will not disclose or use such data and information and will promptly return to the other party all tangible evidence (and all copies thereof) of such data and information which said other party has furnished to CWS or the Company, as the case may be.
(d)    CWS and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or the terms of this Agreement. Each of the Parties to this Agreement agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior consent (which consent shall not be unreasonably withheld) of the Company (in the case of the CWS) or CWS (in the case of the Company), except any such release or announcement that is required by applicable Laws or the rules or regulations of any United States or foreign securities exchange. Each of CWS and the Company hereby agrees that, except as may be permitted by the immediately preceding sentence with the prior written consent of the Company, no public release or announcements concerning the transactions contemplated by this Agreement shall be issued prior to the current employees of the Company being informed thereof.
5.12    Other Requested Information
With reasonable promptness, the Company and its officers, employees, accountants and other agents will deliver to CWS all financial statements and audit reports that became available subsequent to the date hereof and such other information as CWS from time to time may reasonably request.
5.13    Current Information
During the period from the date of this Agreement to the Closing Date, the Company will make available one or more of its designated Representatives to confer on a regular and frequent basis with a representative of CWS and to report the general status of the ongoing operations of the Company. The Company will promptly notify CWS of any material change in the normal course of business or in the operations or the properties of the Company and of any complaints, investigations or hearings of Governmental Bodies (or communications indicating that the same may be contemplated) and will keep CWS fully informed of such events.
5.14    Notification of Certain Matters
Upon actual notice thereof, the Company shall give prompt notice to CWS of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any material failure of the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder.
5.15    Resignations of Directors and Officers
The Company shall use commercially reasonable efforts to obtain and deliver to CWS prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director and officer of the Company (in their capacities as directors and officers, and not as employees) as CWS shall request in writing not less than five (5) days prior to the Closing Date.
5.16    Listing of CWS Common Stock

CWS shall use commercially reasonable efforts to cause the shares of CWS Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the NASDAQ.
5.17    Payment of Expenses.
Except as otherwise provided herein, each of the Parties hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
5.18    No Inconsistent Action
Neither the Company nor CWS shall take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.
5.19    Tax Matters.
(c)    Each of CWS, the Company and NewCo shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any action which would prevent the Merger or the exchange of capital stock contemplated by Section 2.2(b) hereof from qualifying, as a reorganization within the meaning of Section 368 of the Code.
(d)    On or before the effective date of the Form S-4 Registration Statement and on the Closing Date, the Company, CWS and NewCo shall execute and deliver to Murtha Cullina LLP, legal counsel to CWS, tax representation letters of the Company, CWS and NewCo which are customary in transactions of this type and reasonably satisfactory to such legal counsel. CWS shall use commercially reasonable efforts to cause Murtha Cullina LLP to deliver to it (and, upon request, to the Company) a tax opinion (addressed solely to CWS) on or before the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.11 hereof. In rendering such opinion, such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.19. Each tax representation letter shall be dated on the date of the tax opinion and shall not have been withdrawn or modified in any respect.
5.20    Directors’ and Officers’ Indemnification.
The Company shall, to the fullest extent permitted under applicable Law or under its Certificate of Incorporation or Bylaws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Certificate of Incorporation or Bylaws as in effect at the Effective Time, or pursuant to any applicable contract or agreement as in effect on the date hereof, in each case for the period ending seven (7) years after the Effective Time, indemnify and hold harmless each present and former director, officer or employee of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such seven (7) year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any such claims. The Surviving Corporation shall maintain in full force and effect, and pay the premiums under, a directors and officers’ liability insurance policy covering the actions of the Indemnified Parties during such seven (7) year period.
5.21    Company Certificates. Promptly after the execution of this Agreement, the Company shall request each holder of Company Common Stock to locate his, her or its respective Certificates representing such Company Common Stock. In the event that any such holders of Company Common Stock notify the Company in writing that his, her or its Certificate has been lost, stolen or destroyed, then the Company shall, in accordance with its customary procedures, (a) obtain from such holder an affidavit as indemnity against any claim that may be made against the Company, CWS or the Surviving Corporation with respect to such Certificate, which affidavit and indemnity shall be in a form reasonably acceptable to CWS; and (b) upon receipt by the Company of a properly executed affidavit and indemnity, cancel such lost, stolen or destroyed Certificate on its books and records and issue a new Certificate for such shares of Company Common Stock.
5.22    Fisher Meadows Agreement. CWS and NewCo acknowledge and agree to receiving and reviewing that certain Fisher Meadows Agreement by and between the Town of Avon and the Company dated March 10, 2000 (the "Fisher Meadows Agreement"), which Fisher Meadows Agreement contains covenants and restrictions that will, after the Effective Time, remain binding on the Surviving Corporation.
6.    CONDITIONS OF CWS’ OBLIGATIONS
The obligations of CWS to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from CWS to the Company.
6.1    Required Approvals.
(g)    This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by: (i) the stockholders of the Company (by the Requisite Company Vote) and the Board of Directors of the Company in the manner required by applicable Law and by the Company’s Certificate of Incorporation and By-Laws (and certified to CWS by the Secretary of the Company); and (ii) final and non-appealable orders of each of the PURA and the MPUC, each in form and substance satisfactory to CWS in its reasonably exercised judgment.
(h)    Holders of no more than 5% of the Company Common Stock shall have exercised appraisal rights in accordance with the requirements of the Certificate of Incorporation and Bylaws of the Company and applicable Laws.
6.2    Intentionally Reserved.
6.3    Consents.
The consents listed on Schedule 3.7 hereto (other than the approval Orders of the PURA and the MPUC) shall have been obtained and shall remain in effect, which consents shall be all the consents or approvals required by Section 5.1 hereof and shall be in form and substance reasonably satisfactory to CWS.
6.4    Accuracy of Representations and Warranties; Performance by the Company.
(f)    The representations and warranties of the Company set forth in Section 3 of this Agreement not qualified as to materiality shall be true and correct in all respects and such representations and warranties qualified as to materiality shall be true and correct in all respects, in each case as if made on and as of the Closing Date except for any representation or warranty made as of a specific date which shall be true and correct as of such date. CWS shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying as to the foregoing.
(g)    The Company shall have performed or complied in all respects with all covenants and agreements that are to be performed by or complied with by it under this Agreement at or prior to the Closing; and shall have delivered to CWS a certificate signed by an authorized officer of the Company certifying as to the fulfillment of the conditions set forth in this Section 6.4 with respect to the Company.
6.5    No Injunctions; Restraints or Litigation.
No applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no action, suit, investigation, arbitration or other proceeding shall have been commenced which challenges, or seeks damages or other relief in connection with, this Agreement or any of the transactions contemplated hereby and which has not been finally concluded or dismissed with prejudice without the imposition of any finding or remedy that is reasonably expected to have a material financial impact on CWS or the Company that is not reasonably acceptable to CWS or the Company, as the case may be.
6.6    Delivery of Instruments of Title; Closing Documents

The Company shall have delivered to CWS the documents listed in Section 1.8 hereof, each of which shall be reasonably satisfactory in form and substance to CWS. All actions, proceedings, instruments and documents to be taken or delivered by Company in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to CWS.
6.7    Secretary’s Certificate.
CWS shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company and certifying as to: (i) the Company’s Certificate of Incorporation and Bylaws; (ii) the incumbency of its officers executing this Agreement; and (iii) the resolutions of the Company Board authorizing the execution, delivery and performance by the Company of this Agreement.
6.8    No Material Adverse Changes.
From the date of this Agreement, there shall not have occurred: (a) any material adverse change in the financial condition, business, Property, prospects, Assets, or results of operations of the Company from the information reflected in the Company Financial Statements; or (b) any event or events that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.
6.9    Title Insurance Policy.
On the Closing Date, CWS shall have available to it, at its sole cost and expense and at regular rates, one or more owner’s title insurance policies or commitments to issue such policies or appropriate endorsements to existing policies as CWS may reasonably require (on the current ALTA Form B) with respect to the Property listed on Schedule 3.2(b), together with any reasonable and customary required endorsements, insuring that the Company holds marketable and/or insurable (at regular rates) fee simple title to or (solely with respect to leases) a good and valid leasehold interest in the Property as of the Closing Date, subject only to customary exceptions, liens, easements, rights, restrictions, claims and other encumbrances listed on Schedule 1.5, which shall be reasonably acceptable to CWS.
6.10    Condition of Property.
On the Closing Date, except as disclosed herein, there shall be no judicial or administrative, eminent domain or other condemnation proceeding pending or, to Company’s Knowledge, threatened concerning the Property which would have a Company Material Adverse Effect.

6.11    Resignations.
On or before the Closing, the Company shall deliver to CWS written resignations of the officers and directors of Company specified in Section 5.15 hereof, all to be effective as of the Effective Time.
6.12    Opinions of Counsel.
(a)    CWS shall have received an opinion of Whitman Breed Abbott & Morgan LLC, as legal counsel to the Company, regarding certain corporate law matters, dated the Closing Date, substantially in the form of Schedule 1.8 hereto.
(b)    CWS shall have received a legal opinion from Murtha Cullina LLP, as legal counsel to CWS, dated as of the Closing Date and addressed to CWS, to the effect that for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to CWS may rely upon the tax representation letters referred to in Section 5.19 hereof.
6.13    Registration Statement; NASDAQ Listing
(a)    The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC and, if the offer and sale of CWS Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.
(b)    The shares of CWS Common Stock to be issued in the Merger pursuant to Section 2.2 of this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.
6.14    Bank Loan.
Northwest Community Bank shall have, pursuant to the terms of the Bank Loan (as defined herein), either (a) provided a written waiver to CWS and the Company permitting the Parties to complete the Merger at the Closing; or (b) permitted CWS to assume the Bank Loan.
7.    CONDITIONS OF THE COMPANY’S OBLIGATIONS
The obligations of the Company to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from the Company to CWS.

7.1    Required Approvals.
This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by: (a) the stockholders of the Company (by the Company Requisite Vote), by the Board of Directors of CWS and by the sole stockholder and the Board of Directors of NewCo in the manner required by applicable Law and by the respective certificate of incorporation and bylaws of each of CWS and NewCo, as applicable; and (b) a final and non-appealable order of each of the PURA and the MPUC, each in form and substance satisfactory to the Company in its reasonably exercised judgment.
7.2    Accuracy of Representations and Warranties; Performance by CWS.
(l)    The representations and warranties of CWS and NewCo set forth in Section 4 of this Agreement not qualified as to materiality shall be true and correct in all respects and such representations and warranties qualified as to materiality shall be true and correct in all respects, in each case as if made on and as of the Closing Date except for any representation or warranty made as of a specific date which shall be true and correct as of such date. The Company shall have received a certificate signed by an authorized officer of each of CWS and NewCo, dated as of the Closing Date, certifying as to the foregoing.
(m)    CWS and NewCo shall have performed or complied in all respects with all covenants and agreements that are to be performed by or complied with by them under this Agreement at or prior to the Closing; and shall have delivered to the Company a certificate signed by an authorized officer of CWS and NewCo certifying as to the fulfillment of the conditions set forth in this Section 7.2 with respect to CWS and NewCo.
7.3    No Injunctions; Restraints or Litigation.
No applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no action, suit, investigation, arbitration or other proceeding shall have been commenced which challenges, or seeks damages or other relief in connection with, this Agreement or any of the transactions contemplated hereby and which has not been finally concluded or dismissed with prejudice without the imposition of any finding or remedy that is reasonably expected to have a material financial impact on CWS or the Company that is not reasonably acceptable to CWS or the Company, as the case may be.
7.4    Secretary’s Certificates.
The Company shall have received certificates, dated as of the Closing Date, signed by the Secretary of CWS and the Secretary of NewCo and certifying as to: (i) the Certificate of Incorporation and Bylaws of CWS and NewCo; (ii) the incumbency of the officers of CWS and NewCo executing this Agreement; and (iii) the resolutions of the Board of

Directors of CWS and NewCo and the sole stockholder of NewCo authorizing and approving the execution, delivery and performance by each of CWS and NewCo of this Agreement.
7.5    Form of Documents.
All actions, proceedings, instruments and documents to be taken or delivered by CWS in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company.
7.6    Registration Statement; NASDAQ Listing.
(a)    The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC and, if the offer and sale of CWS Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.
(b)    The shares of CWS Common Stock to be issued in the Merger pursuant to Section 2.2 of this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.
7.7    No Material Adverse Change.
From the date of this Agreement, there shall have not occurred: (a) any material adverse change in the financial condition, business, property, prospects, assets, or results of operations of CWS from the information provided to the Company; or (b) any event or events that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a CWS Material Adverse Effect.
8.    TERMINATION; AMENDMENT AND WAIVER
8.1    Termination by Mutual Consent.
This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by written consent signed by each of CWS, NewCo and the Company.
8.2    Termination by Either CWS or the Company.
This Agreement may be terminated by either CWS or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(h)    if the Merger has not been consummated on or before March 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; and provided further that said End Date shall be extended, day for day, (i) for each day, if any, (but not to exceed thirty (30) additional days) in excess of sixty (60) days between the date the CWS Registration Statement contemplated by Section 5.7(b) is filed with the SEC and declared effective by the SEC, and (ii) for each day, if any, necessary to allow a minimum of five (5) Business Days between the date of the Company Stockholder Meeting contemplated by Section 5.6 and said End Date;
(i)    if any Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or
(j)    if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholder Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).
8.3    Termination by CWS.
This Agreement may be terminated by CWS at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(g)    if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.10 hereof, (iv) the Company Board fails to reaffirm (publicly, if so requested by CWS) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with CWS and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.3(a);

(h)    if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.4 hereof, and such breach, inaccuracy or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by the Company within ten (10) Business Days of the Company’s receipt of written notice of such breach, inaccuracy or failure from CWS (stating CWS’s intention to terminate this Agreement pursuant to this Section 8.3(b)); provided, however, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by CWS or NewCo pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 hereof;
(i)    pursuant to Section 1.5 hereof; or
(j)    pursuant to Section 1.7 hereof.
8.4    Termination by the Company.
This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.4(b) immediately below, any approval of this Agreement by the stockholders of the Company):
(c)    if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.10(a) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid to CWS any amounts due pursuant to Section 8.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;
(d)    there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by CWS or NewCo pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.3 hereof, and such breach, inaccuracy or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by CWS within ten (10) Business Days of CWS’s receipt of written notice of such breach, inaccuracy or failure from the Company (stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(b)); provided, however, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 hereof; or
(e)    if (i) the conditions set forth in Section 6 hereof (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to CWS that all conditions set forth in Section 7 hereof have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7 hereof and (iii) the Merger shall not have been consummated within five (5) Business Days after the date of delivery of such notice.
8.5    Notice of Termination; Effects of Termination.
(c)    The Party desiring to terminate this Agreement pursuant to this Section 8 (other than pursuant to Section 8.1 hereof) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5(a) shall be effective immediately upon delivery of such written notice to the other Party.
(d)    If this Agreement is terminated pursuant to any provision of this Section 8, the Agreement will become void and of no further force and effect, with no Liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) Section 1.6, Section 5.11, Section 5.20, this Section 8.5, Section 8.6, Section 8.7, Section 8.8 and Section 9 (and any related definitions contained in any such Sections) shall each remain in full force and effect following any termination of this Agreement in accordance with their respective term; (ii) subject to Section 8.5(e) and Section 8.6(d) hereof, neither the Company or CWS shall be relieved or released from any liabilities or damages arising out of its intentional and material breach of any provision of this Agreement; and (iii) CWS shall not be relieved or released from any of its obligations under Section 1.6 hereof.
(e)    Each of the Parties acknowledges and hereby agrees that the provisions of Section 8.6 and Section 8.7 of this Agreement are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement. If a Party shall fail to pay in a timely manner any amounts due pursuant to Section 8.6 or Section 8.7 hereof (the “Defaulting Party”), and, in order to obtain such payment, the other Party makes a claim against the Defaulting Party that results in a judgment against the Defaulting Party, the Defaulting Party shall pay to the other Party the reasonable costs and expenses of the other Party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in Section 8.6 or Section 8.7 hereof, at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.
(f)    The Parties acknowledge and agree that in no event shall either the Company or CWS be obligated to pay the Company Termination Fee or the CWS Termination Fee, as the case may be, on more than one occasion.
(g)    Notwithstanding anything to the contrary in this Agreement, if CWS and NewCo fail to effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder

(whether willfully, intentionally, unintentionally or otherwise), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against CWS, NewCo and any of their respective Affiliates, stockholders, officers, directors or Representatives (each a “CWS Related Party” and collectively, the “CWS Related Parties”) for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.4(b) or Section 8.4(c) hereof and receive payment of the CWS Termination Fee; and upon payment of such amount by CWS, neither the Company nor any other Person shall have any rights or claims against any of the CWS Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the CWS Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall CWS or NewCo or any CWS Related Party have any liability under or in respect of this Agreement or the transactions related thereto in excess of an aggregate amount equal to the CWS Termination Fee.
8.6    Company Termination Fee.
(k)    If this Agreement is terminated by CWS pursuant to Section 8.3(a) hereof, then the Company shall pay to CWS as liquidated damages (by wire transfer of immediately available funds), within ten (10) Business Days after such termination, a termination fee of two hundred thousand dollars ($200,000) (the “Company Termination Fee”).
(l)    If this Agreement is terminated by the Company pursuant to Section 8.4(a) hereof, then the Company shall pay to CWS as liquidated damages (by wire transfer of immediately available funds) within ten (10) Business Days after such termination, the Company Termination Fee.
(m)    If this Agreement is terminated (i) by CWS pursuant to Section 8.3(b) hereof, provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or CWS pursuant to (x) Section 8.2(a) hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 8.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 8.2(a) or Section 8.3(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 8.2(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.2(a) or Section 8.2(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.3(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within twenty-four (24) months following the date of such termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to CWS (by wire transfer of immediately available funds) within ten (10) Business Days of the closing of such transaction, the Company Termination Fee (it being understood for all purposes of this Section 8.6(c), all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “more than 50%” instead). If a Person (other than CWS) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twenty-four (24) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).
(n)    Subject to Section 9.14 of this Agreement, if the Company fails, directly or indirectly, to effect the Closing for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) then CWS’s and NewCo’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and any of its Affiliates, stockholders, officers, directors or Representatives (each a “Company Related Party”) for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.3(a) or Section 8.3(b) hereof and receive payment of the Company Termination Fee; and upon payment of such amount by the Company, neither CWS nor NewCo nor any other Person shall have any rights or claims against any of the Company Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company or any Company Related Party have any liability under or in respect of this Agreement or the transactions related thereto in excess of an aggregate amount equal to the Company Termination Fee.
8.7    CWS Termination Fee
If the Company terminates this Agreement pursuant to Section 8.4(b) or Section 8.4(c) hereof, then CWS shall pay to the Company as liquidated damages by wire transfer of immediately available funds within ten (10) Business Days after such termination a termination fee of two hundred thousand dollars ($200,000) (the “CWS Termination Fee”).
8.8    No Termination Fees Under Certain Circumstances.
If this Agreement is terminated by (a) mutual consent of the Parties pursuant to Section 8.1 hereof, (b) by CWS pursuant to either Section 1.5 or Section 1.7 hereof, or (c) if either Party terminates this Agreement pursuant to Section 8.2(b) or (c) hereof, then in any such event, the Company shall not be obligated to pay the Company Termination Fee and CWS shall not be obligated to pay the CWS Termination Fee.
9.    MISCELLANEOUS PROVISIONS

9.1    Definitions.
For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“2016 Dividend” has the meaning set forth in Section 5.2(b)(xiii).
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Environmental Laws” means any applicable federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or, as relating to exposure to Hazardous Substances, human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. § 9601, et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act of 1990 (33 U.S.C. § 2701 et seq.), Standards for Streamflow, C.G.S. §§ 26-141, 141a and 141b, the Connecticut Water Pollution Control Act, C.G.S. §§ 22a-416 et seq., the Connecticut Transfer Act, C.G.S. § 22a-134 et seq., or any other applicable provision of Title 22a, or Title 25, Chapter 474, of the Connecticut General Statutes, each as it has been interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date.
“Assets” has the meaning set forth in Section 3.2(b).
“Average Closing Date Share Price” has the meaning set forth in Section 2.1(f).
“Bank Loan” means the Commercial Loan Agreement between the Company and Northwest Community Bank, dated as of September 12, 2012, as the same may be amended from time to time.
“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Connecticut are authorized or required by Law or other governmental action to close.
“Cash Consideration” has the meaning set forth in Section 2.1(c).
“Cash Reduction Amount” has the meaning set forth in Section 2.1(f).
“CBCA” has the meaning set forth in Section 1.1.
“Certificate” has the meaning set forth in Section 2.2(b).
“Certificate of Incorporation” means the State of Connecticut Special Act No. 90 of the January Session of the Connecticut General Assembly (March 30, 1911), as amended by each of the amendments submitted by the Company to the Secretary of State of the State of Connecticut through the date of this Agreement, together, constituting the certificate of incorporation (as defined in the CBCA) of the Company.
“Closing” has the meaning set forth in Section 1.10.
“Closing Date” has the meaning set forth in Section 1.10.
“CMS” means the U.S. Centers for Medicare and Medicaid Services.
“Code” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.10(a).
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.10(a).
“Company Benefit Plans” has the meaning set forth in Section 3.20(a).
“Company Board” has the meaning set forth in Section 3.4(b).
“Company Board Recommendation” has the meaning set forth in Section 3.6(b).
“Company Common Stock” has the meaning set forth in Section 2.1(b).
“Company Continuing Employees” has the meaning set forth in Section 5.9(a).
“Company Exchange Agent Contact” has the meaning set forth in Section 2.2(b)(iii).
“Company Financial Statements” has the meaning set forth in Section 3.11(a).

“Company Material Adverse Effect” shall mean and include any effect, event, development or change which, individually or together with any other effects, events, developments or changes, either: (i) has a material adverse effect on the business, financial condition, assets and liabilities, prospects or results of operations of the Company taken as a whole, other than any effect, event, development or change resulting from (A) changes in applicable Law or GAAP or the enforcement or interpretation thereof, (B) any action taken by the Parties that is expressly permitted by the terms of this Agreement or to which CWS has consented in writing, (C) changes generally affecting the water utility industry (provided, in the cases of clauses (A) or (C), such effects, events, developments or changes do not disproportionately adversely affect the Company relative to other similarly-situated businesses, in which case such disproportionate effects, events, developments or changes may be taken into account in determining whether or not a Company Material Adverse Effect has occurred); or (ii) that prevents or materially adversely affects the ability of the Company to consummate the Merger and any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.
“Company Related Party” has the meaning set forth in Section 8.6(d).
“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.
“Company Termination Fee” has the meaning set forth in Section 8.6(a).
“Constituent Corporations” has the meaning set forth in Section 1.2.
“CWC” has the meaning set forth in Section 4.1.
“CWS” has the meaning set forth in the Preamble.
“CWS Common Stock” has the meaning set forth in Section 2.1(c).
“CWS Financial Statements” has the meaning set forth in Section 4.6(b).
“CWS Material Adverse Effect” shall mean and include any effect, event, development or change which, individually or together with any other effects, events, developments or changes, either: (i) has a material adverse effect on the business, financial condition, assets and liabilities, prospects or results of operations of the CWS taken as a whole, other than any effect, event, development or change resulting from (A) changes in applicable Law or GAAP or the enforcement or interpretation thereof, (B) any action taken by the Parties that is expressly permitted by the terms of this Agreement or to which the Company has consented in writing, (C) changes generally affecting the water utility industry (provided, in the cases of clauses (A) or (C), such effects, events, developments or changes do not disproportionately adversely affect CWS relative to other similarly-situated businesses, in which case such disproportionate effects, events, developments or changes may be taken into account in determining whether or not a CWS Material Adverse Effect has occurred); or (ii) that prevents or materially adversely affects the ability of the CWS to consummate the Merger and any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.
“CWS Objections” has the meaning set forth in Section 1.7.
“CWS Preferred Stock” has the meaning set forth in Section 4.5(b).
“CWS Related Party(ies)” has the meaning set forth in Section 8.5(e).
“CWS Share Price” has the meaning set forth in Section 2.1(c).
“CWS Stock” has the meaning set forth in Section 4.5(b).
“CWS Termination Fee” has the meaning set forth in Section 8.7.
“CWS Title Objections” has the meaning set forth in Section 1.5.
“DEEP” has the meaning set forth in the Recitals.
“Defaulting Party” has the meaning set forth in Section 8.5(c).
“Disclosure Schedules” has the meaning set forth in Section 9.5.
“Dissenting Shares” has the meaning set forth in Section 2.1(e).
“DOL” means the United States Department of Labor.
“DPH” has the meaning set forth in the Recitals.
“DRS” has the meaning set forth in Section 2.2(b).
“Effective Time” has the meaning set forth in Section 1.10(b).
“End Date” has the meaning set forth in Section 8.2(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted thereunder.
“ERISA Affiliate” means any employer, trade or business (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or section 4001(b) of ERISA.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the regulations adopted thereunder.
“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(c).
“FINRA” means the Financial Industry Regulatory Authority.
“Fisher Meadows Agreement” has the meaning set forth in Section 5.22.
“Force Majeure Event” means circumstances outside a party’s reasonable control that may not reasonably have been avoided by such party, including without limitation, riot, commotion, terrorism, war, invasion, hostilities, terrorism, fire, flood, explosion, tsunami, typhoon, rainstorm, earthquake, strike, labor stoppage or other industrial disturbances, and any act or omission of a Governmental Body.
“GAAP” has the meaning set forth in Section 3.11.
“Governmental Body” has the meaning set forth in Section 3.1(d).
“HHS” means the U.S. Department of Health and Human Services.
“Improvements” has the meaning set forth in Section 3.13(a).
“Indemnified Parties” has the meaning set forth in Section 5.20.
“Inspection Period” has the meaning set forth in Section 1.5.
“Insurance Policies” has the meaning set forth in Section 3.15.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of the following persons: Ned R. Whalen, John A. Brighenti, Thomas Pedrotty, Robert W. Wesneski, Donna C. Dablain and Mary P. Hague, after due inquiry.
“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Body.
“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Licenses” has the meaning set forth in Section 3.13(b).
“Merger” has the meaning set forth in Section 1.1.
“Merger Consideration” has the meaning set forth in Section 2.1(c).
“Multiemployer Plan” has the meaning set forth in Section 3.20(i).

“Multiple Employer Plan” has the meaning set forth in Section 3.20(i).
“NewCo” has the meaning set forth in the Preamble.
“NewCo Common Stock” has the meaning set forth in Section 2.1(a).
“NASDAQ” has the meaning set forth in Section 2.1(c).
“Notice Period” has the meaning set forth in Section 5.10(d).
“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Body, whether temporary, preliminary or permanent.
“PBGC” means the United States Pension Benefit Guaranty Corporation.
“Permitted Debt” has the meaning set forth in Section 1.5, and includes the “Permitted Loans”.
“Permitted Loans” has the meaning set forth in Section 5.2(b)(iii).
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Property” has the meaning set forth in Section 1.5.
“PURA” has the meaning set forth in the Recitals.
“Proxy Statement/Prospectus” has the meaning set forth in Section 5.7(a).
“Qualified Company Benefit Plan” has the meaning set forth in Section 3.20(d).
“Registration Statement” has the meanings set forth in Section 5.7(a).
“Requisite Company Vote” has the meaning set forth in Section 3.6(d).
“Sarbanes-Oxley Act” means the Sarbanes Oxley Act of 2002, as amended.
“SEC” means the United States Securities and Exchange Commission.
“SEC Filings” has the meaning set forth in Section 4.6(a).
“Securities Act” means the Securities Act of 1933, as amended, and the regulations adopted thereunder.
“Stock Consideration” has the meaning set forth in Section 2.1(c).

“Subsidiary” means any Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.
“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by CWS during the Notice Period set forth in Section 5.10(d).
“Surviving Corporation” has the meaning set forth in Section 1.1.
“System” has the meaning set forth in the Recitals.
“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than CWS or any of its subsidiaries, including NewCo) relating to any (a) direct or indirect acquisition of assets of the Company, but excluding sales of assets in the ordinary course of business) equal to twenty percent 20%) or more of the fair market value of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the Company Common Stock, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the Company Common Stock, (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company, other than the payment of the 2016 Dividend by the Company.
“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value‑added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.
“Tax Ruling” shall have the meaning set forth in Section 3.17(f).
“Taxing Authority” means any Governmental Body having jurisdiction in matters relating to Tax matters.
“Testing Rights” has the meaning set forth in Section 1.6(b).
“Well Easements” has the meaning set forth in Section 5.1(c).
9.2    Amendment.
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by applicable Law or in accordance with the rules of any relevant securities exchange or self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.
9.3    Extension; Waiver.
At any time prior to the Effective Time, either Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
9.4    Entire Agreement.
This Agreement, together with the schedules, by and between the CWS and the Company, and the other transaction documents, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated herein and the other matters set forth herein and supersedes all prior agreements or understandings, oral or written, among the Parties regarding those matters.
9.5    Interpretation; Construction.
(o)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section, exhibit or schedule, such reference shall be to a section of, exhibit to or schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company’s disclosure schedules attached hereto (the “Disclosure Schedules”).
(p)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
9.6    Governing Law.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Connecticut.
9.7    Assignments and Successors.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that NewCo may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to CWS or to any direct or indirect wholly owned subsidiary of CWS. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
9.8    Notices.
All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax or email (with written confirmation of transmission) if the sender on the same day sends a confirming copy of such notice pursuant to clause (iii), or (iii) one Business Day following the day sent by commercial overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company to:	The Avon Water Company Attention: Robert W. Wesneski, President 14 West Main Street Avon, CT 06001 Fax: 860-678-0521 Email: avonwater@snet.net
with a copy to:	Anthony M. MacLeod Whitman Breed Abbott & Morgan LLC 500 West Putnam Avenue Greenwich, CT 06830 Fax: (203) 869-1951 Email: amacleod@wbamct.com
If to CWS or NewCo to:	Connecticut Water Service, Inc. Attention: Eric W. Thornburg President and Chief Executive Officer 93 West Main Street Clinton, CT 06413 Fax: (860) 669-5579 Email: ethornburg@ctwater.com
With a copy to:	Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace I,185 Asylum Street Hartford, CT 06103 Fax: (860) 240-6150 Email: ewhittemore@murthalaw.com
9.9    Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.10    No Survival of Representations and Warranties; No Recourse.
CWS and the Company agree that the representations and warranties contained in Section 3 or Section 4 of this Agreement or in any certificate delivered by the Company or CWS and NewCo hereunder shall not survive the Effective Time, and no officer, director, shareholder, employee, agent or Affiliate of the Company or CWS shall be under any liability or obligation whatsoever with respect to any representation or warranty or any covenant or agreement of the Company or CWS contained in this Agreement or in any certificate delivered hereunder.
9.11    No Additional Representations.
CWS and the Company agree that, other than the representations, warranties, covenants and agreements of the Company or CWS and NewCo as the case may be, expressly set forth in this Agreement, the Company and CWS and its subsidiaries and their respective Representatives and Affiliates have not made, nor shall any of them be deemed to have made, any representation, warranty, covenant or agreement, express or implied, to either CWS or the Company, as the case may be, with respect to (i) the Company or CWS or any of their respective subsidiaries and Affiliates, as the case may be, (ii) the business of the Company or of CWS or any of their respective subsidiaries or Affiliates, as the case may be, or (iii) any of the transactions contemplated by this Agreement.
9.12    No Third-Party Rights.
This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and respective successors and, except as provided in Section 5.9 hereof, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that, (a) the stockholders of the Company shall have the right to enforce their respective rights under Section 5.19(a) of this Agreement, and (b) the Indemnified Parties shall have the right to enforce their respective rights under Section 5.20 of this Agreement.
9.13    Remedies.
Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
9.14    Enforcement.
The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the specific terms hereof or were otherwise breached by the Company. It is accordingly agreed that CWS and NewCo shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Connecticut or any Connecticut state court, in addition to any other remedy to which it is entitled at law or in equity. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that CWS and NewCo has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the Company shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.
9.15    Exclusive Jurisdiction; Venue; Waiver of Jury Trials.
(e)    In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated herein, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of Connecticut or to the extent such courts do not have subject matter jurisdiction, the United States District Court for the District of Connecticut, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.15(a), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, and (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.8 hereof.
(f)    Each of the Parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the Parties arising out of or relating to this Agreement and the transactions contemplated by this Agreement.
9.16    Counterparts; Effectiveness.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each Party to the Agreement has received counterparts signed by all of the other Parties hereto. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile, electronic mail or any other electronic transmission shall have the same effect as an original.
* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

THE AVON WATER COMPANY By: /s/ Robert W. Wesneski Name: Robert W. Wesneski Title: President	CONNECTICUT WATER SERVICE, INC. By: /s/ Eric W. Thornburg Name: Eric W. Thornburg Title: President and CEO
WC-A I, INC. By: /s/ Eric W. Thornburg Name: Eric W. Thornburg Title: President and CEO